SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

NETSCOUT SYSTEMS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

Not Applicable
	(2)	Aggregate number of securities to which transaction applies:

Not Applicable
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Not Applicable
	(4)	Proposed maximum aggregate value of transaction:

Not Applicable
	(5)	Total fee paid:

Not Applicable

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:

Not Applicable
	(2)	Form, Schedule or Registration Statement No.:

Not Applicable
	(3)	Filing Party:

Not Applicable
	(4)	Date Filed:

Not Applicable

July 28, 2016

Dear Stockholder:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of NetScout Systems, Inc. on Tuesday, September 20, 2016 at NetScout Systems, Inc., 310 Littleton Road, Westford, Massachusetts (the “Annual Meeting”).

At the Annual Meeting, you will be asked to:

1.	elect three directors nominated by our board of directors;

2.	approve an amendment to our Third Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock from 150,000,000 to 300,000,000 shares;

3.	ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2017; and

4.	approve, on an advisory basis, the compensation of our named executive officers.

The accompanying proxy statement describes these matters in more detail.

It is important that your shares be voted whether or not you attend the meeting. Please follow the voting instructions on the Notice of Internet Availability of Proxy Materials that you received. If you received a proxy card or voting instruction form, please complete the proxy card or voting instruction form promptly. If your shares are held in a bank or brokerage account, you may be eligible to vote electronically or by telephone—please refer to your voting instruction form. If you attend the meeting, you may vote in person even if you have previously returned your vote in accordance with the foregoing. We appreciate your cooperation.

Very truly yours,

Anil K. Singhal

Chairman, President, and Chief Executive Officer

NETSCOUT SYSTEMS, INC.

310 Littleton Road

Westford, MA 01886

NOTICE OF THE 2016 ANNUAL MEETING OF STOCKHOLDERS

To be held September 20, 2016

To the Stockholders of NetScout Systems, Inc.:

The 2016 Annual Meeting of Stockholders of NetScout Systems, Inc. (the “Annual Meeting”) will be held on Tuesday, September 20, 2016, at 10:00 a.m. local time at NetScout Systems, Inc., 310 Littleton Road, Westford, Massachusetts 01886, for the following purposes:

1.	To elect three Class II directors nominated by our board of directors to serve for a three-year term or until their successors are elected and qualified.

2.	To approve an amendment to our Third Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock from 150,000,000 to 300,000,000 shares.

3.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2017.

4.	To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in our proxy statement, in accordance with Securities and Exchange Commission rules.

5.	To consider other business properly brought before the meeting or any adjournment.

Stockholders of record at the close of business on July 22, 2016, the record date for determining stockholders entitled to vote at the Annual Meeting, will be entitled to vote at the meeting and any adjournments.

To provide faster access, minimize cost, and reduce waste, we are mailing our stockholders a Notice of Internet Availability of Proxy Materials, or Notice, instead of a paper copy of our proxy statement and our Annual Report to Stockholders for the fiscal year ended March 31, 2016, or the 2016 Annual Report. Stockholders who have requested a paper copy of our proxy materials will continue to receive them by mail. The Notice contains instructions on how to access those documents over the internet and how to request a paper copy of our proxy statement, our 2016 Annual Report, and a form of proxy card or voting instruction card.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting you are urged to complete, sign, date, and return the proxy card mailed or made available to you or vote over the telephone or the internet as instructed in these materials so that your shares can be voted at the Annual Meeting in accordance with your instructions. If your shares are held in a bank or brokerage account, you may be eligible to vote electronically or by phone—please refer to your Notice. If you attend the meeting, you may vote in person even if you have previously returned your vote in accordance with the foregoing.

Important notice regarding the availability of proxy materials for the Annual Meeting to be held on September 20, 2016. Our proxy statement, the proxy card, and NetScout’s Annual Report to Stockholders for the fiscal year ended March 31, 2016 are all available free of charge as described in the attached materials.

By Order of the Board of Directors,

Anil K. Singhal

Chairman, President, and Chief Executive Officer

Westford, Massachusetts

July 28, 2016

NETSCOUT SYSTEMS, INC.

310 Littleton Road

Westford, MA 01886

PROXY STATEMENT

July 28, 2016

Questions and Answers about these Proxy Materials and Voting

What is the purpose of the Annual Meeting?

The purpose of the 2016 Annual Meeting of Stockholders of NetScout Systems, Inc., or the Annual Meeting, is to:

•	elect three Class II directors nominated by our Board to serve for a three-year term or until their successors are elected and qualified;

•	approve an amendment to our Third Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock from 150,000,000 to 300,000,000 shares, which we refer to as the Charter Amendment Proposal;

•	ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2017;

•	obtain advisory approval of the compensation of our Named Executive Officers (as defined herein), as disclosed in this proxy statement in accordance with the Securities and Exchange Commission, or the SEC, rules; and

•	conduct other business that properly comes before the Annual Meeting or any adjournment.

Why did I receive a notice regarding the availability of proxy materials on the internet?

We intend to mail the Notice of Internet Availability of Proxy Materials, or the Notice, on or about August 1, 2016 to all stockholders of record entitled to vote at the Annual Meeting, and will make available the proxy statement and form of proxy to stockholders on such date. Unless the context suggests otherwise, references in this proxy statement to “NetScout,” the “Company, “we,” “us,” and “our” refer to NetScout Systems, Inc. and, where appropriate, its subsidiaries. The matters to be voted on at the Annual Meeting are set forth in the Notice of the Annual Meeting of Stockholders and further described below.

We are providing access to our proxy materials over the internet. Accordingly, we have sent you the Notice because the Board of Directors, or the Board, of NetScout Systems, Inc., a Delaware corporation, is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. The proxy materials include the proxy statement, form of proxy, and our Annual Report to Stockholders for the fiscal year ended March 31, 2016, which contains financial statements for the fiscal year ended March 31, 2016.

You are invited to attend the Annual Meeting on Tuesday, September 20, 2016 at 10:00 a.m. local time at NetScout Systems, Inc., 310 Littleton Road, Westford, Massachusetts 01886.

How does the Board recommend that I vote?

The Board recommends that you vote “FOR” the nominees to our Board, “FOR” the Charter Amendment Proposal, “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2017, and “FOR” approval, on an advisory basis, of the compensation of our Named Executive Officers.

Will I receive any proxy materials by mail?

We may send you a proxy card, along with a second Notice by mail before the Annual Meeting.

Who can vote?

Stockholders of record as of July 22, 2016, or the Record Date, may vote. As of the Record Date, [91,991,690] shares of our common stock were issued and outstanding. Holders of common stock are entitled to one vote per share on proposals presented at the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services (formerly BNY Mellon Shareowner Services LLC), you are considered a “stockholder of record” of those shares.

If your shares are held in an account at a bank, broker, or other intermediary, you are not a stockholder of record but instead are a “beneficial owner” of shares held in “street name,” in which case the intermediary would be considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your bank, broker, or other intermediary, which we collectively refer to as your “Broker,” to vote the shares held in your account.

“Non-routine” matters are matters that may substantially affect stockholder rights, such as mergers, stockholder proposals, and the election of directors. Under securities rules, your Broker is not permitted to vote for non-routine matters without receiving instructions from you.

At the Annual Meeting, the director proposal, the Charter Amendment Proposal, and the “say-on-pay” proposal are non-routine, and we therefore encourage you to provide specific voting instructions to your Broker. The only routine matter included in this Proxy Statement is the ratification of our appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2017.

How do I vote my shares?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy over the phone, through the internet, or using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting, and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign, and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll free 1-800-652-8683 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time on September 19, 2016 to be counted.

•	To vote through the internet, go to www.edocumentview.com/NTCT to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m., Eastern Time on September 19, 2016 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your Broker, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your Broker.

Our Board named Anil K. Singhal and Jean Bua as attorneys-in-fact in the proxies. If your proxy has been properly executed and returned in time to be counted at the Annual Meeting, the shares represented by your proxy will be voted in accordance with your voting instructions. If you have returned a signed proxy but have not indicated your vote, your proxy will be voted “FOR” the nominees to our Board, “FOR” the Charter Amendment Proposal, “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2017, and “FOR” the advisory approval of the compensation of our Named Executive Officers. Our Board knows of no other matters to be presented at the Annual Meeting. For other matters that may properly come before the Annual Meeting, the attorneys-in-fact will use their judgment in voting your shares.

May I change or revoke my proxy?

You may revoke your proxy before it is voted at the Annual Meeting. If you are a stockholder of record, you may do so by (1) filing a written notice of revocation (dated after the original proxy) with the Secretary of NetScout before the vote at the Annual Meeting, (2) completing a later-dated proxy, including by internet or phone, and delivering it to the Secretary of NetScout before the vote at the Annual Meeting, or (3) attending the Annual Meeting and voting in person. You should send any written notice of revocation, to be delivered before the Annual Meeting, to NetScout Systems, Inc., 310 Littleton Road, Westford, MA 01886, Attention: Secretary. If you hold shares through a Broker, you must contact that Broker directly to revoke any prior voting instructions.

How is a quorum determined?

A quorum of stockholders is necessary to conduct any business at the Annual Meeting. A quorum will be present if a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting are present at the meeting in person or represented by proxy. On the Record Date, there were [91,991,690] shares outstanding and entitled to vote.

To determine a quorum, we include votes withheld from any nominee, abstentions, and broker “non-votes.” Broker “non-votes” occur when a beneficial owner does not give instructions to the Broker how to vote on matters deemed “non-routine.” As discussed above, if the beneficial owner does not provide voting instructions, the Broker can still vote the shares with respect to matters that are considered to be “routine” but not with respect to “non-routine” matters. Your shares will be counted towards the quorum only if you submit a valid proxy or one is submitted on your behalf by your Broker or if you vote in person at the meeting. If there is no quorum, the meeting may adjourn to another date.

What vote is required to approve each proposal and how are votes counted?

Proposal 1: Election of Directors: At the Annual Meeting there are three director nominees. The nominees to serve as Class II directors who receive the most votes (also known as a “plurality” of the votes cast) will be elected. You may vote either “FOR” the nominee or “WITHHOLD” your vote from the nominee. Votes that are withheld will not be included in the vote tally for the election of the director. Brokers do not have authority to vote beneficial owners’ unvoted shares for the election of directors. As a result, any shares not voted by a beneficial owner will be treated as broker non-votes. Such broker non-votes will have no effect on the results of this vote. If the nominee receives a greater number of votes “withheld” from his or her election than votes “for”

such election, such nominee will submit his or her offer of resignation for consideration by our Nominating and Corporate Governance Committee in accordance with our majority vote policy as discussed in more detail in the Majority Vote Policy section of this proxy statement.

Proposal 2: Charter Amendment Proposal: The affirmative vote of a majority of the shares outstanding as of the Record Date is required to approve the Charter Amendment Proposal. Abstentions will be counted towards the vote total and will have the same effect as “Against” votes with regard to the Charter Amendment Proposal. Brokers do not have authority to vote beneficial owners’ unvoted shares on this proposal. As a result, any shares not voted by a beneficial owner will be treated as broker non-votes. Such broker non-votes will have the same effect as “Against” votes with regard to the Charter Amendment Proposal.

Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm: The affirmative vote of a majority of the shares present or represented and voting on this proposal is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2017. Abstentions will not be counted towards the vote total and will have no effect on the results of this vote. Brokers have authority to vote beneficial owners’ unvoted shares on this proposal. If a Broker does not exercise this authority, such Broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to appoint PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, if our stockholders do not ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2017, the Audit Committee of our Board will consider the results of this vote when selecting auditors in the future.

Proposal 4: Advisory Vote on Executive Compensation: The affirmative vote of a majority of the shares present or represented and voting on this proposal is required to approve the advisory vote on the compensation of our Named Executive Officers. Abstentions will not be counted towards the vote total and will have no effect on the results of this vote. Brokers do not have authority to vote beneficial owners’ unvoted shares on this proposal. As a result, any shares not voted by a beneficial owner will be treated as broker non-votes. Such broker non-votes will have no effect on the results of this vote.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing to our principal executive offices at 310 Littleton Road, Westford, Massachusetts 01886, attention: Secretary and must be received by us no later than April 3, 2017. We suggest that you submit your proposals by registered mail, return receipt requested. Proposals must satisfy the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

If you wish to submit a proposal for next year’s annual meeting that is not to be included in next year’s proxy materials or wish to nominate a director, you must submit such proposal or nomination in writing to our executive offices at 310 Littleton Road, Westford, Massachusetts 01886, attention: Secretary, and such proposal or nomination must be received by us no earlier than the close of business of May 23, 2017 and no later than the close of business of June 22, 2017 and must satisfy the requirements described below under “Stockholder Recommendations for Nominees as Directors and the Proposal of Other Business.” If the date of next year’s Annual Meeting is advanced by more than 30 days or delayed by more than 60 days after the anniversary of our annual meeting with respect to the year ended March 31, 2016, any stockholder recommendation or proposal must be received by us no earlier than the close of business on the 90th day prior to such advanced or delayed annual meeting date and no later than the close of business on the later of (i) the 60th day prior to such advanced or delayed annual meeting date or (ii) the 10th day following the day on which the first public announcement of the meeting date is first made by us. You are also advised to review our by-laws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Householding of Annual Meeting Materials

Some Brokers may be “householding” our proxy materials. This means that only one copy of the Notice may have been sent to multiple stockholders in your household. We will deliver a separate copy to you if you call or write us at our principal executive offices, 310 Littleton Road, Westford Massachusetts 01886, Attn: Investor Relations, telephone: (978) 614-4000. If you want to receive separate copies of the Notice in the future or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your Broker, or you may contact us.

PROPOSAL 1

ELECTION OF DIRECTORS

The following table sets forth the current directors and the nominees to be elected at the Annual Meeting:

Nominee or Director’s Name and Year First Became Director	Positions with NetScout	Year Term Will Expire	Class
Nominees:
Anil K. Singhal (1984)	Chairman, President, and Chief Executive Officer	2016	II
John R. Egan (2000)	Director	2016	II
Robert E. Donahue (2013)	Director	2016	II

Continuing Directors:
Joseph G. Hadzima, Jr. (1998)	Director	2017	III
Christopher Perretta (2014)	Director	2017	III
Victor A. DeMarines (2004)	Director	2018	I
Vincent J. Mullarkey (2000)	Director	2018	I
James A. Lico (2015)	Director	2018	I

The Nominees for Class II Director are Messrs. Singhal, Egan, and Donahue

Messrs. Singhal, Egan, and Donahue are Class II directors whose terms expire at the Annual Meeting and who are nominees for re-election for terms that would expire upon the election and qualification of directors at the annual meeting to be held in 2019.

Continuing Directors

The Board is also composed of two Class III directors, Messrs. Hadzima and Perretta, whose terms expire at the annual meeting to be held in 2017, and three Class I directors, Messrs. DeMarines, Mullarkey, and Lico, whose terms expire at the annual meeting to be held in 2018.

As of the Record Date, the size of the Board is fixed at eight members. NetScout’s by-laws and certificate of incorporation divide the Board into three classes. The members of each class of directors serve for staggered three-year terms.

Proposal and Recommendation

Our Board has nominated and recommended that Messrs. Singhal, Egan, and Donahue be re-elected as a Class II directors, to hold office until the annual meeting to be held in the year 2019 or until their successors have been duly elected and qualified or until their earlier resignation or removal.

The Board knows of no reason why the nominee would be unable or unwilling to serve, but if the nominee should be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominee named above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

NOMINEES FOR DIRECTOR.

PROPOSAL 2

APPROVAL OF AMENDMENT TO OUR THIRD AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF

COMMON STOCK

To maintain business and financial flexibility for the Company, our Board of Directors is requesting stockholder approval of an amendment to our Third Amended and Restated Certificate of Incorporation, or our Restated Certificate, to increase the number of authorized shares of our common stock from 150,000,000 shares to 300,000,000 shares. On July 15, 2016, our Board of Directors adopted resolutions approving and authorizing the foregoing amendment and directing that the amendment be submitted to a vote of the stockholders at the Annual Meeting.

The text of the form of proposed Certificate of Amendment of Certificate of Incorporation, or Certificate of Amendment, increasing the number of authorized shares of our common stock from 150,000,000 shares to 300,000,000 shares is attached to this proxy statement as Appendix A. If our stockholders approve this Proposal 2, we expect to file the Certificate of Amendment with the Secretary of State of the State of Delaware to increase the number of authorized shares of our common stock as soon as practicable following stockholder approval. Upon filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, the first paragraph of Article Fourth of our Restated Certificate will read as follows:

“The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 305,000,000 shares, consisting of 300,000,000 shares of Common Stock with a par value of $.001 per share (the “Common Stock”) and 5,000,000 shares of Preferred Stock with a par value of $.001 per share (the “Preferred Stock”).”

Our Restated Certificate currently authorizes the issuance of up to 155,000,000 shares of capital stock, consisting of 150,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. An increase in the number of authorized shares of our common stock to 300,000,000 shares will increase our total capitalization to 305,000,000 shares of capital stock, which includes our previously authorized 5,000,000 shares of preferred stock.

Of the 150,000,000 shares of our common stock currently authorized, as of the close of business on the Record Date, there were [        ] shares of common stock outstanding. In addition, as of the Record Date:

•	restricted stock units representing [ ] shares of our common stock were outstanding under the 2007 Plan;

•	an aggregate of [ ] shares of common stock were reserved for future issuance under the 2007 Plan; and

•	[ ] shares of common stock were reserved for future issuance under the 2011 Purchase Plan.

Although, at present, the Board of Directors has no plans to issue the additional shares of common stock, it desires to have the shares available to provide additional flexibility to use its common stock for business and financial purposes in the future as well to have sufficient shares available to provide appropriate equity incentives for our employees. As with the Company’s currently authorized shares, the additional shares may be used for various purposes without further stockholder approval. These purposes may include raising capital; providing equity incentives to employees, officers, directors, consultants, and/or advisors; establishing strategic relationships with other companies; expanding our business through the acquisition of other businesses, products or technologies; and other purposes. If this Proposal 2 is not approved by our stockholders, it is possible that our future financing options may be limited, and stockholder value may be harmed by this limitation. In addition, our future success depends upon our ability to attract, retain, and motivate highly skilled technical and managerial employees, and if this Proposal 2 is not approved by our stockholders, the lack of sufficient unissued and unreserved authorized shares of common stock to provide future equity incentive opportunities the Compensation

Committee of our Board deems appropriate could adversely impact our ability to achieve these goals. In sum, if our stockholders do not approve this Proposal 2, we may not be able to access the capital markets; complete strategic transactions; attract, retain and motivate employees; and pursue other business opportunities integral to our growth and success.

Our Board of Directors believes that the proposed increase in authorized common stock will make sufficient shares available to provide the additional flexibility necessary to pursue our strategic objectives. Over the past several years, flexibility has allowed us to pursue a number of acquisition transactions that were key to enabling our growth while at the same time enabling us to continue to provide the employee equity incentives that we deem necessary to attract and retain key employees. Unless our stockholders approve this Proposal 2, we may not have sufficient unissued and unreserved authorized shares of common stock to engage in similar transactions in the future and to respond to compensatory needs by implementing new or revised equity compensation plans or arrangements.

The additional common stock to be authorized by stockholder approval of this Proposal 2 would have rights identical to the currently outstanding shares of our common stock. Approval of this Proposal 2 and issuance of the additional authorized shares of common stock would not affect the rights of the holders of currently outstanding shares of our common stock, except for effects incidental to increasing the number of shares of our common stock outstanding, such as dilution of any earnings per share and voting rights of current holders of common stock. The additional shares of common stock authorized by the approval of this Proposal 2 could be issued by our Board of Directors without further vote of our stockholders except as may be required in particular cases by our Restated Certificate, applicable law, regulatory agencies or NASDAQ rules. Under our Restated Certificate, stockholders do not have preemptive rights to subscribe to additional securities that may be issued by us, which means that current stockholders do not have a prior right thereunder to purchase any new issue of common stock in order to maintain their proportionate ownership interests in the Company.

The proposed amendment to our Restated Certificate to increase the number of authorized shares of our common stock could, under certain circumstances, have an anti-takeover effect. The additional shares of common stock that would become available for issuance if this Proposal 2 is approved could also be used by us to oppose a hostile takeover attempt or to delay or prevent changes in control or our management. For example, without further stockholder approval, the Board could adopt a shareholder rights plan, sometimes referred to as a “poison pill,” which would, under certain circumstances related to an acquisition of NetScout securities not approved by the Board, give certain holders the right to acquire additional shares of common stock at a low price, or the Board could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized common stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at us), nevertheless, stockholders should be aware that approval of this Proposal 2 could facilitate future efforts by us to deter or prevent changes in control, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

Stockholder approval of this Proposal 2 requires a “FOR” vote from the holders, either present in person or by proxy, of at least a majority of our outstanding shares of common stock. As a result, abstentions and broker non-votes will have the same effect as “Against” votes.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE
AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF
AUTHORIZED SHARES OF COMMON STOCK.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2017. PricewaterhouseCoopers LLP has served as our auditors since 1993. We expect that a member of PricewaterhouseCoopers LLP will attend the Annual Meeting, will have an opportunity to make a statement if so desired, and will be available to respond to appropriate questions from our stockholders. We are incorporated in Delaware, and Delaware law does not require the ratification of the Audit Committee’s selection, but the Audit Committee will consider the results of this vote when selecting auditors in the future.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE
RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

At our 2011 Annual Meeting of Stockholders, our stockholders indicated their preference that the Company solicit a non-binding advisory vote on the compensation of our Named Executive Officers, commonly referred to as a “say-on-pay vote,” every year. The Board has adopted a policy to hold annual “say-on-pay” votes that is consistent with that preference. Therefore we are asking stockholders to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation but rather the overall compensation of our Named Executive Officers and the philosophy, policies, and practices described in this proxy statement. At the 2015 Annual Meeting of Stockholders held on September 22, 2015 (the “2015 Annual Meeting”), stockholders approved our say-on-pay proposal with 97% of the total votes cast voting in favor.

The goal of our executive officer compensation program is to retain and reward highly qualified, talented leaders who create long term stockholder value. The program is designed to align management’s interest with that of stockholders and motivate senior executives to increase our long-term growth and profitability while reducing risks that could result from compensation decisions.

As described in this proxy statement, the Compensation Committee weighs the appropriate mix of compensation elements, including the allocation between cash and equity, for each executive officer to help achieve those objectives. The Company’s Compensation Discussion and Analysis, or CD&A, contained in this proxy statement describes our executive compensation program and the decisions made by the Compensation Committee in detail.

As described more fully in the CD&A, during fiscal year 2016, we continued to expand our business globally, execute on our strategy and achieve many of our goals as demonstrated by our financial performance and ongoing technology leadership. We successfully completed the transformative acquisition of the Danaher Communications Business and executed ongoing integration of the employees, technology, and other assets, to allow us to provide customers with pervasive visibility into their networks. As part of the acquisition and existing technology development and other corporate efforts, we were able to increase revenue, maintain strong profitability, and realize operational synergies, as well as continue to provide customers with leading service assurance and cybersecurity products and solutions.

Accordingly, the Board is asking our stockholders to indicate their support for the compensation of our Named Executive Officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion is hereby APPROVED.

As an advisory vote, this proposal is not binding on the Board. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board, and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

DIRECTORS AND EXECUTIVE OFFICERS

Name	Age	Positions
Anil K. Singhal	62	Chairman, President, Chief Executive Officer, and Director
Michael Szabados	64	Chief Operating Officer
John W. Downing	58	Executive Vice President, Worldwide Sales Operations
Jean Bua	58	Executive Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer
Victor A. DeMarines	79	Director
Robert E. Donahue	68	Director
John R. Egan	58	Director
Joseph G. Hadzima, Jr.	64	Director
Vincent J. Mullarkey	68	Director
Christopher Perretta	58	Director
James A. Lico	50	Director

Executive Officers

Anil Singhal co-founded the Company in June 1984 and has served as NetScout’s Chief Executive Officer and as a director on NetScout’s Board since inception. In January 2007, Mr. Singhal was appointed Chairman of the Board, and has been serving as NetScout’s President, CEO and Chairman since that time. In his current role, Mr. Singhal is focused on providing strategic leadership and vision, as well as setting operational priorities for NetScout’s management team. Mr. Singhal’s vision of “traffic-based instrumentation” has guided NetScout’s product direction and focus for the past three decades, helping to shape the evolution for the industry in the process. Under Mr. Singhal’s leadership, NetScout has grown substantially during the past three decades, completing its initial public offering in 1999, acquiring the Danaher Communications Business in 2015 for $2.3 billion and exceeding $955 million in revenue in fiscal year 2016 and non-GAAP revenue of approximately $1.1 billion. He is credited with numerous innovations in the field of network traffic monitoring and analysis that have helped NetScout gain several industry accolades. During the past decade, Mr. Singhal has also been an instrumental part of a number of strategic acquisitions that have fortified and enhanced NetScout’s technology, customer base and go-to-market capabilities. Mr. Singhal has earned notable recognition for his entrepreneurial success, including the TiE (The Indus Entrepreneur) Boston Lifetime Achievement in 2013, Enterprise Bank’s 2013 George L. Duncan Award of Excellence and Ernst & Young’s New England Entrepreneur of the Year in 1997. Mr. Singhal holds a BSEE from BITS, Pilani, India and an MS in Computer Science from the University of Illinois, Urbana-Champaign. The Company’s Nominating and Corporate Governance Committee believes that Mr. Singhal’s experience serving as the Company’s Chief Executive Officer since the Company’s founding combined with his business expertise, industry-specific knowledge and technical know-how qualify him to serve as a director of the Company.

Michael Szabados has served as NetScout’s Chief Operating Officer since April 2007. In this role, Mr. Szabados is focused on executing NetScout’s vision and strategy. During his tenure, he has been critical in helping lead NetScout’s key functional areas as NetScout more than doubled in size. During his tenure, NetScout successfully completed and integrated six acquisitions before the 2015 $2.3 billion acquisition of the Danaher Communications Business. His career at NetScout began in 1997 when he joined the Company as vice president, marketing, charged with increasing the Company’s overall visibility and market awareness. His responsibilities expanded in 2001 to encompass product development, manufacturing and customer support when he was promoted to Senior Vice President, Product Operations. A veteran of the enterprise networking industry, Mr. Szabados held senior leadership roles with companies including UB Networks, SynOptics/Bay Networks and MIPS Corporation following engineering and product management roles at Intel Corporation and later at Apple. Mr. Szabados holds a BSEE from UC Irvine and an MBA from UC Santa Clara.

Jean Bua has served as NetScout’s Executive Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer since September 2015 and as NetScout’s Senior Vice President, Chief Financial Officer,

Chief Accounting Officer and Treasurer from November 2011 until September 2015. She joined the Company in September 2010 as Vice President, Finance, in conjunction with the Company’s succession planning. In her current role, Ms. Bua is responsible for investor relations, treasury, financial planning and analysis, real estate development, accounting and compliance. Ms. Bua has played a key role in executing on the financial aspects of NetScout’s strategy. During her tenure, NetScout successfully completed and integrated five acquisitions before the 2015 $2.3 billion acquisition of the Danaher Communications Business. Before joining NetScout, Ms. Bua served as Executive Vice President, Finance & Treasurer of American Tower Corporation, where she was a critical contributor to multiple equity and debt financings, and numerous acquisitions that helped the company to more than double in revenue and become a leading provider of infrastructure for the wireless telecommunications industry. Prior to American Tower, Ms. Bua spent nine years at Iron Mountain, Inc., concluding as Senior Vice President, Chief Accounting Officer and Worldwide Controller. During her tenure, Iron Mountain successfully consolidated the records management industry, growing from annual revenue of $100 million to over $2 billion through more than 100 acquisitions. Previously, she held senior positions at Duracraft Corp. and Keithley Instruments. She was a management consultant at Ernst & Young and an auditor at KPMG. Ms. Bua earned her Bachelor of Science in Business Administration, summa cum laude, from Bryant College and her Masters of Business Administration from the University of Rhode Island.

John W. Downing has served as NetScout’s Executive Vice President, Worldwide Sales Operations since September 2015, and as Senior Vice President, Worldwide Sales Operations from 2007 until September 2015. In this role, Mr. Downing is responsible for directing NetScout’s sales leadership in both the service provider and enterprise markets. Under Mr. Downing’s direction, NetScout has reported strong revenue growth and built long-term relationships with leading telecommunications service providers, government agencies and many of the world’s largest corporations. He joined NetScout in 2000 as Vice President, Sales Operations, instituting and refining key go-to-market programs and sales processes that have underpinned the Company’s revenue growth during the past 16 years. Prior to NetScout, from April 1998 until September 2000, Mr. Downing served as Vice President of Sales at Genrad Corporation, a $300 million manufacturer of electronic testing equipment and production solutions, and was Vice President of North American Sales from January 1996 until March 1998. Mr. Downing earned a Bachelor of Science in Engineering (BSE) in Computer Science and Applied Mathematics from Tufts University and a Master’s in Business Administration from Suffolk University.

Directors

Victor A. DeMarines has been a NetScout director since June 2004. Mr. DeMarines was the President and Chief Executive Officer of MITRE from 1994 until his retirement in 2000. He continued to serve as a member of the Board of Trustees and as Chairman of the Technology Committee of MITRE until his retirement from the Board in 2010. He continues his relationship as a consultant to MITRE Corporation on its Department of Defense, Homeland Security, and cyber activity initiatives. Since February 2013, he has served as the Chairman of the Board of Directors of Verint Systems Inc., a publicly-held provider of systems to the internet security marketplace. He has been a member of the Board of Directors of Verint Systems since 2002 and is also currently a member of its Corporate Governance and Nominating Committee and its Audit Committee. The Company’s Nominating and Corporate Governance Committee believes that Mr. DeMarines’ experience as Chief Executive Officer of MITRE, together with his service on another public company board provide deep federal government sector and global business experience to the Company and qualify him to serve as a director of the Company.

Robert E. Donahue has been a NetScout director since March 2013. He served on the board of directors of Sycamore Networks, Inc., an intelligent optical networking and multiservice access provider, from July 2007 until October 2014. Mr. Donahue served on the board of directors of Cybersource Corporation, a leading provider of electronic payment and risk management solutions, from November 2007 to August 2010. From August 2004 to November 2007, Mr. Donahue served as the President and Chief Executive Officer of Authorize.Net Holdings, Inc. (formerly Lightbridge Inc.), a leading transaction processing company, before it was acquired by Cybersource Corporation in November 2007. Mr. Donahue also served as a member of Authorize.Net’s board of directors from January 2004 until November 2007. The Company’s Nominating and

Corporate Governance Committee believes that Mr. Donahue’s industry knowledge together with his service on other public company boards provide deep experience to the Company and qualify him to serve as a director of the Company.

John R. Egan has been a NetScout director since October 2000 and serves as NetScout’s Lead Independent Director. Mr. Egan is a founding managing partner of Egan-Managed Capital, L.P., a Boston-based venture capital fund specializing in New England, information technology, and early-stage investments, which began in the fall of 1996, and is a managing partner of Carruth Associates. Since 1992, he has been a member of the Board of Directors and is currently the Chairman of the Mergers and Acquisitions Committee and member of the Finance Committee at EMC Corporation, a publicly-held provider of computer storage systems and software. Since 2007, Mr. Egan has served as a member of the Board of Directors and is currently the Chairman of the Mergers and Acquisitions Committee at VMWare, a publicly-held leader in virtualization and cloud infrastructure. Since 2011, Mr. Egan has served as a member of the Board of Directors and currently serves as Non-Executive Chairman of the Board of Directors and serves on the Compensation Committee and Nominating and Corporate Governance Committee at Progress Software Corp., a global software company. Since 2012, Mr. Egan has served as a member of the Board of Directors of Verint Systems, Inc., a publicly-held provider of systems to the internet security market, where he is currently the Chairman of the Corporate Governance and Nominating Committee and a member of the Compensation Committee. Mr. Egan also serves on the Board of Trustees at Boston College and as a director for two other privately held companies. The Company’s Nominating and Corporate Governance Committee believes that Mr. Egan’s extensive understanding and involvement in the information technology industry together with his executive leadership roles and his service on other public company boards provide deep experience to the Company and qualify him to serve as a director of the Company.

Joseph G. Hadzima, Jr. has been a NetScout director since July 1998. Mr. Hadzima has been a Managing Director of Main Street Partners, LLC, a venture capital investing and technology commercialization company, since April 1998. Since 2000, he has also been President of IPVision, Inc., a Main Street Partners portfolio company that provides intellectual property analysis systems and services. Mr. Hadzima is also a Senior Lecturer at MIT Sloan School of Management, of counsel at a law firm, and serves as a director on two private company boards. The Company’s Nominating and Corporate Governance Committee believes that Mr. Hadzima’s experience with emerging technology companies, his prior legal experience, and his service on other boards provide the Company with valuable business perspective and insight into emerging technologies that may affect the business and strategies of the Company and qualify him to serve as a director of the Company.

Vincent J. Mullarkey has been a NetScout director since November 2000. From May 2005 to June 2007, he was a member of the Board of Directors and the Chairman of the Audit Committee of webMethods, Inc., a then publicly-held business process integration software company that was acquired by Software AG in June 2007. Mr. Mullarkey was the Senior Vice President, Finance and Chief Financial Officer of Digital Equipment Corporation from 1994 until his retirement in September 1998. The Company’s Nominating and Corporate Governance Committee believes that Mr. Mullarkey’s board and audit committee experience in other public companies coupled with his financial experience in the technology arena provide the Company with essential business and financial expertise and qualify him to serve as a director of the Company.

Christopher Perretta has been a NetScout director since September 2014. Mr. Perretta has served as chief information and operations officer at MUFG Americas Holdings Corporation and its U.S. banking subsidiary, MUFG Union Bank, N.A. since April 2016. Previously, he served as Executive Vice President and Chief Information Officer at State Street Corporation since September 2007 and as a member of State Street Corporation’s Management Committee since February 2013. From December 1996 to September 2007, Mr. Perretta served in various roles at General Electric Corporation, including as Chief Information Officer for the North American Consumer Financial Services unit, Chief Technology Officer for General Electric Capital, and most recently, from January 2003 to September 2007, as Chief Information Officer of General Electric Commercial Finance. Mr. Perretta also serves as a member of the board of directors of a privately-held technology company and the Advanced Cyber Security Center. The Company’s Nominating and Corporate

Governance Committee believes that Mr. Perretta’s experience with various Fortune 500 companies and his service on other boards provide the Company with valuable business perspective and insight into global issues that may affect the business and strategies of the Company and qualify him to serve as a director of the Company.

James A. Lico was appointed to NetScout’s Board of Directors in July 2015 following the completion of the Company’s acquisition of the communications business of Danaher Corporation. Mr. Lico serves as the founding President and CEO of Fortive Corporation, a diversified industrial growth company specializing in professional instrument and industrial technology, spun out of Danaher Corporation in July 2016. Before that, Mr. Lico has served as Danaher’s executive vice president with responsibility for its Test & Measurement segment and Gilbarco Veeder-Root business since 2005. He joined Danaher in 1996 as Vice President, Operations of Veeder-Root and was subsequently appointed to senior leadership positions within Danaher until his appointment as Executive Vice President. Prior to Danaher, Mr. Lico held increasing responsible positions in manufacturing with both General Motors Corporation and AlliedSignal, Inc. The Company’s Nominating and Corporate Governance Committee believes that Mr. Lico’s experience in the technology industry, including his responsibility for the Danaher Communications Business, provides the Company with valuable insight into the Company following the acquisition and qualifies him to serve as a director of the Company. Under the Agreement and Plan of Merger and Reorganization, dated October 12, 2014 (“Merger Agreement”) by and among the Company, Danaher Corporation (“Danaher”) and certain subsidiaries of the Company and Danaher, the Company agreed to appoint to the Company’s Board one individual designated by Danaher, effective on the closing date of the merger, which was July 14, 2015. Danaher designated, and the Board elected, James A. Lico as a new director. Pursuant to the Merger Agreement, the Board proposed Mr. Lico as a director nominee for election to the Board, and Mr. Lico was so elected, at the 2015 Annual Meeting.

There are no family relationships among any of our executive officers and directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of the Record Date by each beneficial owner of more than 5% of our common stock, each Named Executive Officer named in the Summary Compensation Table, each director and nominee for director, and all executive officers and directors as a group.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percentage of Class Beneficially Owned
Anil K. Singhal(2)	[2,573,750	]	[2.8	]%
Michael Szabados(3)	[60,485	]	*
Jean Bua(4)	[45,798	]	*
John W. Downing(5)	[116,757	]	*
Victor A. DeMarines(6)	[23,132	]	*
Robert E. Donahue(7)	[9,000	]	*
John R. Egan(8)	[72,763	]	*
Joseph G. Hadzima, Jr.(9)	[111,821	]	*
James A. Lico(10)	[8,001	]	*
Vincent J. Mullarkey(11)	[37,872	]	*
Christopher Perretta(12)	[4,794	]	*
BlackRock, Inc.(13) 55 East 52nd Street New York, New York 10055	[9,462,189	]	[10.3	]%
The Vanguard Group(14) 100 Vanguard Boulevard Malvern, PA 19335	[6,674,340	]	[7.3	]%
Neuberger Berman Group LLC(15) 605 Third Avenue New York, New York 10158	[5,989,077	]	[6.5	]%
Capital Ventures International and affiliates(16) Windward 1 Regatta Office Park, West Bay Road Grand Cayman E9 KY1-1103	[5,979,994	]	[6.5	]%
Brown Capital Management, LLC(17) 1201 N. Calvert Street Baltimore, Maryland 21202	[5,470,643	]	[5.9	]%
All executive officers and directors as a group (11 persons)(18)	[3,064,173	]	[3.3	]%

*	Represents less than one percent of class.
(1)	Under applicable SEC rules and regulations, a person is considered to beneficially own our common stock if such person either has the sole or shared power with any other person to either vote or dispose of such common stock. As a result, more than one person may be reported as the beneficial owner of any particular share of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock issuable by the Company to a person or entity named below pursuant to options which may be exercised within 60 days of the Record Date or restricted stock units which may vest within 60 days of the Record Date are deemed to be beneficially owned and outstanding for purposes of calculating the number of shares and the percentage beneficially owned by that person or entity. However, these shares are not deemed to be beneficially owned and outstanding for purposes of computing the percentage beneficially owned by any other person or entity. Unless otherwise noted, the address of each person listed on the table is c/o NetScout Systems, Inc., 310 Littleton Road, Westford, MA 01886, and each person has either sole or shared voting or dispositive power over the shares shown below as beneficially owned by such person.
(2)

Includes [33,265] shares issuable upon the vesting of restricted stock units within 60 days of the Record Date. As of the Record Date, Mr. Singhal’s spouse did not beneficially own at least five percent of the Company’s outstanding common stock, and therefore the [1,046,265] shares held by trusts of which

Mr. Singhal’s spouse is deemed the beneficial owner are reported herein by Mr. Singhal. This amount does not include an aggregate of [776,887] shares held in trusts for the benefit of Mr. Singhal’s children for which neither Mr. Singhal nor his spouse is a trustee, and [58,961] shares held in a trust for the benefit of Mr. Singhal’s nieces and nephews for which neither Mr. Singhal nor his spouse is a trustee.
(3)	Includes [19,959] shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(4)	Includes [13,216] shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(5)	Includes [14,768] shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(6)	Includes [3,113] shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(7)	Includes [2,594] shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(8)	Includes [4,150] shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(9)	Includes [3,113] shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(10)	Includes [2,594] shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(11)	Includes [3,113] shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(12)	Includes [2,594] shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(13)	Based solely on a Schedule 13G/A filed with the SEC on [July 8, 2016]. BlackRock, Inc. has the sole power to vote [9,222,399] shares and sole dispositive power over [9,462,189] shares.
(14)	Based solely on a Schedule 13G/A filed with the SEC on [February 10, 2016]. The Vanguard Group has sole power to vote [164,875] of such shares and sole dispositive power over [6,509,865] of such shares. The Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of [159,975] of such shares as a result of its serving as an investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc. is the beneficial owner of [11,400] of such shares as a result of its serving as an investment manager of Australian investment offerings.
(15)

Based solely on a Schedule 13G/A filed with the SEC on [February 9, 2016] (the “Neuberger 13G”). Neuberger Berman Group LLC may be deemed to be the beneficial owner for purposes of Rule 13d-3 with respect to the shared power to vote or direct the vote of [5,828,486] of such shares because certain affiliated persons have shared power to retain, dispose of and vote the securities. In addition to the holdings of individual advisory clients, Neuberger Berman Investment Advisers LLC serves as investment manager of Neuberger Berman Group LLC’s various registered mutual funds which hold such shares. The holdings belonging to clients of Neuberger Berman Trust Co N.A., Neuberger Berman Trust Co of Delaware N.A., NB Alternatives Advisers LLC, Neuberger Berman LLC and Neuberger Berman Investment Advisers LLC are also aggregated to comprise the holdings referenced in the Neuberger 13G. This amount also includes shares from individual client accounts over which Neuberger Berman LLC or Neuberger Berman Investment Advisers LLC have shared power to dispose but do not have voting power over these shares. The holdings of Neuberger Berman Trust Co N.A., Neuberger Berman Trust Co of Delaware N.A., NB Alternatives Advisers LLC, Neuberger Berman LLC and Neuberger Berman Investment Advisers LLC, are also aggregated to comprise the holdings referenced in the Neuberger 13G. Neuberger Berman LLC, Neuberger Berman Trust Co N.A., Neuberger Berman Trust Co of Delaware N.A., NB Alternatives Advisers LLC and Neuberger Berman Investment Advisers LLC and certain affiliated persons may be deemed to beneficially own the securities covered by this report in their various fiduciary capacities by virtue of the provisions of Exchange Act Rule 13d-3. Neuberger Berman Group LLC, through its subsidiaries Neuberger Berman Fixed Income Holdings LLC, NB Alternatives Holdings LLC and Neuberger Trust Holdings LLC controls Neuberger Berman LLC, Neuberger Berman Trust Co N.A., Neuberger Berman Trust Co of Delaware N.A., NB Alternatives Advisers LLC and Neuberger Berman Investment Advisers LLC and certain affiliated persons. Additionally, Neuberger Berman Investment Advisers LLC controls its subsidiary Neuberger Berman LLC. Each of Neuberger Berman Group LLC, Neuberger Berman Fixed Income Holdings LLC, NB Alternatives Holdings LLC, Neuberger Trust Holdings LLC, Neuberger Berman LLC, Neuberger Berman Trust Co N.A., Neuberger Berman Trust Co of Delaware

N.A., NB Alternatives Advisers LLC and Neuberger Berman Investment Advisers LLC and certain affiliated persons has disclaimed beneficial ownership of the securities covered by the Neuberger 13G.
(16)	Based solely on a Schedule 13G/A filed with the SEC on [February 12, 2016]. Capital Ventures International has the sole power to vote [5,337,701] of such shares, shared power to vote [5,979,994] of such shares, sole dispositive power over [5,337,701] of such shares and shared dispositive power over [5,979,994] of such shares. Susquehanna Advisors Group, Inc. has shared power to vote [5,979,994] of such shares and shared dispositive power over [5,979,994] of such shares. G1 Execution Services, LLC has the sole power to vote [139] of such shares, shared power to vote [5,979,994] of such shares, sole dispositive power over [139] of such shares and shared dispositive power over [5,979,994] of such shares. Susquehanna Fundamental Investments, LLC has shared power to vote [5,979,994] of such shares and shared dispositive power over [5,979,994] of such shares. Susquehanna Securities has the sole power to vote [642,154] of such shares, shared power to vote [5,979,994] of such shares, sole dispositive power over [642,154] of such shares and shared dispositive power over [5,979,994] of such shares. Susquehanna Advisors Group, Inc. is the investment manager to Capital Ventures International and as such may exercise voting and dispositive power over the 5,337,701 shares directly owned by Capital Ventures International. G1 Execution Services, LLC and Susquehanna Securities are affiliated independent broker-dealers which, together with Capital Ventures International, Susquehanna Advisors Group, Inc. and Susquehanna Fundamental Investments, LLC may be deemed a group and therefore deemed to share voting and dispositive power over all such shares, although each has disclaimed beneficial ownership of shares held by the others.
(17)	Based solely on a Schedule 13G/A filed with the SEC on [February 16, 2016]. Brown Capital Management, LLC has the sole power to vote [3,182,822] shares and sole dispositive power over [642,154] shares.
(18)	Includes an aggregate of [102,479] shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.

CORPORATE GOVERNANCE

Board Leadership Structure

The Board is currently chaired by the President and Chief Executive Officer of the Company, Mr. Singhal. The Board believes combining the position of Chief Executive Officer and Chairman is in the best interest of the Company and its stockholders. As one of the co-founders of the Company, Mr. Singhal provides extensive technology vision, industry expertise and leadership; historical knowledge of the Company, its customers, and solutions; and a deep understanding of the opportunities and challenges facing the Company today. Those attributes, together with his combined role, place him in the best position to ensure that the Board and management act with a common purpose to execute the Company’s strategic initiatives and business plans. To reinforce director independence and provide for leadership separate from the Chairman, our Board appointed Mr. Egan as Lead Independent Director.

Director Independence

Our Board has determined that each of Messrs. DeMarines, Donahue, Egan, Hadzima, Mullarkey and Perretta is independent within the meaning of the director independence standards of The NASDAQ Stock Market LLC, or NASDAQ, and the SEC. Furthermore, our Board has determined that each member of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee of our Board is independent within the meaning of the Company’s, NASDAQ’s, and the SEC’s independence standards, as applicable.

Executive Sessions of Independent Directors

Our Board holds executive sessions of the independent members of our Board following each regularly scheduled in-person meeting of our Board. The Lead Independent Director, currently Mr. Egan, chairs the executive sessions.

Policies Governing Director Nominations

Director Qualifications

Our Nominating and Corporate Governance Committee is responsible for reviewing with our Board the appropriate qualities, skills, and characteristics desired of Board members in the context of the needs of the business and current make-up of our Board. This assessment includes consideration of the following minimum qualifications that our Nominating and Corporate Governance Committee believes must be met by all directors:

•	Directors must be individuals of the highest ethical character and integrity and share our values as reflected in our Code of Business Conduct;

•	Directors must have reputations, both personal and professional, consistent with our image and reputation;

•	Directors must be free of conflicts of interest that would interfere with the proper performance of the responsibilities of a director;

•	Directors must have the ability to exercise sound business judgment;

•	Directors must be willing and able to devote sufficient time to the affairs of the Company and be diligent in fulfilling the responsibilities of a director and/or committee member, as the case may be;

•	Directors must have substantial business or professional experience and expertise and be able to offer meaningful and practical advice and guidance to our management based on that experience and expertise; and

•	Directors must have a commitment to enhancing stockholder value.

The Nominating and Corporate Governance Committee also considers numerous other qualities, skills, and characteristics when evaluating director nominees, such as:

•	An understanding of and experience in the network application/performance management solutions market, the market for networking solutions generally and related accounting, legal, finance, product, sales and/or marketing matters;

•	Experience on other public or private company boards, unless a director otherwise provides complementary capabilities or qualifies as an “audit committee financial expert” under the rules of the SEC;

•	Leadership experience with public companies or other major organizations; and

•	Diversity of the Board, taking into account the business and professional experience, educational background, reputation, industry expertise across various market segments and technologies relevant to our business, as well as other relevant attributes of the candidates.

Board members are expected to prepare for, attend, and participate in Board meetings and meetings of committees on which they serve. In addition, directors must stay abreast of our business and markets.

Process for Identifying and Evaluating Director Nominees

The Board is responsible for nominating persons for election as directors of the Company. Our Board delegates the initial selection process to our Nominating Committee, with the expectation that other members of our Board, and of management, will take part in the process as appropriate.

Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisers, or through such other methods as our Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Once candidates have been identified, our Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee and set forth in the Corporate Governance Guidelines. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, questionnaires, background checks, or any other means that the Nominating and Corporate Governance Committee deems to be helpful in the evaluation process. The Nominating and Corporate Governance Committee then meets to discuss and evaluate the qualities and skills of each candidate in light of the criteria set forth above or established by the Nominating and Corporate Governance Committee from time to time, both on an individual basis and taking into account the overall composition and needs of our Board. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for our Board’s approval as director nominees for election to the Board. The Nominating and Corporate Governance Committee also recommends candidates for the Board’s appointment to the committees of our Board.

Stockholder Recommendations For Nominees As Directors and the Proposal of Other Business

Our Nominating and Corporate Governance Committee will consider recommendations for candidates for nominees as directors and proposals for business other than director nominations that are properly submitted by stockholders. Any recommendation of a nominee for the Board or any proposal for business other than director nominations by our stockholders with respect to our Annual Meeting of Stockholders for the fiscal year ended March 31, 2016, or the 2016 Annual Meeting, must be submitted in writing to our principal executive offices at 310 Littleton Road, Westford, Massachusetts 01886, attention: Secretary, and must be received by us and comply with the requirements set forth in our by-laws.

Any communication with respect to nominees as directors should (i) describe why the candidate meets the Board’s criteria described above; (ii) include the candidate’s and recommender’s names and addresses and provide biographical information about the recommended candidate that would be required to be disclosed in solicitations of proxies for election of directors; (iii) include the proposed nominee’s written consent to serve as a nominee, if nominated, and as a director, if elected; and (iv) contain any additional information otherwise required by Regulation 14A under the Exchange Act.

Any communication with respect to the proposal of business other than director nominations should include, among other matters required by our by-laws, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder or any stockholder associated person (as defined in our by-laws), if any, on whose behalf the proposal is made.

The requirements for stockholder director nominations and proposals other than director nominations appear in our by-laws. Only such individuals who are nominated in accordance with the procedures described above and in our by-laws will be eligible for election by stockholders as directors and only such business brought before the meeting in accordance with the procedures set forth above and in our by-laws will be conducted at a meeting of stockholders. We have not received any stockholder recommendations or nominations with respect to our Annual Meeting.

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing to our principal executive offices at 310 Littleton Road, Westford, Massachusetts 01886, attention: Secretary, and must be received by us no later than April 3, 2017. Proposals must satisfy the procedures set forth in Rule 14a-8 under the Exchange Act. If you wish to submit a proposal for the 2016 Annual Meeting but not have it included in next year’s proxy materials for such meeting or wish to nominate a director, you must submit such proposal or nomination in writing to our principal executive offices at the address noted above, which must be received by us no earlier than the close of business of May 25, 2017 and no later than the close of business of June 24, 2017 and must satisfy the requirements described above and in our by-laws. In order to curtail controversy as to the date on which a proposal was received by us, we suggest that you submit your proposals by registered mail, return receipt requested.

Policy Governing Security Holder Communications with the Board of Directors

The Board provides to every stockholder the ability to communicate with the Board as a whole and with individual directors through an established process for security holder communication (as that term is defined by the rules of the SEC) as follows:

For communications directed to the Board as a whole or to a specific member of the Board, stockholders may send such communications to the attention of the Chairman of the Board with respect to general communications or to the attention of the specific director, in each case, by one of the three methods listed below:

By U.S. mail (including courier or other expedited delivery service): NetScout Systems, Inc., 310 Littleton Road, Westford, MA 01886 Attn: [Chairman of the Board]/[Individual Director], c/o Investor Relations

By facsimile: (978) 614-4004, Attn: [Chairman of the Board]/[Individual Director], c/o Investor Relations

By email: ir@netscout.com

We will forward any such stockholder communications to the Chairman of our Board, as a representative of our Board, and/or to the director to whom the communication is addressed.

Policy Governing Director Attendance at Annual Meetings of Stockholders

Our policy is that one of the regularly scheduled in-person meetings of our Board will be scheduled on the same day as our annual meeting of stockholders, and all directors are encouraged to attend our annual meeting of stockholders. All of the members of our Board attended the 2015 Annual Meeting, with the exception of Joseph G. Hadzima, Jr., who was unable to attend.

Code of Ethics

We have adopted a code of ethics as defined by regulations promulgated under the Securities Act of 1933, as amended, and the Exchange Act, which applies to all of the employees, officers, and directors of the Company and our subsidiaries, including our principal executive officer, principal financial officer, principal accounting officer and controller, and persons performing similar functions. A current copy of the Code of Business Conduct is available at the Corporate Governance section of our website at http://ir.netscout.com/. NetScout intends to disclose amendments to or waivers from provisions of the Code of Business Conduct that apply to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions, by posting such information on our website, available at http://ir.netscout.com/.

For more corporate governance information, you are invited to visit the Corporate Governance section of our website, available at http://ir.netscout.com/. Contents of our website are not part of or incorporated by reference into this proxy statement.

Majority Vote Policy

It is the policy of NetScout that any nominee for election to the Board who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall submit his or her offer of resignation for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee shall consider all of the relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation. The Board will then act on the Nominating and Corporate Governance Committee’s recommendation.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

	Compensation Committee	Audit Committee	Nomination & Governance Committee	Finance Committee
INDEPENDENT DIRECTORS
Victor A. DeMarines
Robert E. Donahue
John R. Egan
Joseph G. Hadzima, Jr.
Vincent J. Mullarkey
Christopher Perretta
NON-INDEPENDENT DIRECTORS
James A. Lico
INSIDE DIRECTORS
Anil K. Singhal

Chairperson	Member	Financial Expert	Chairman of the Board

Board of Directors

The Board met 10 times during the fiscal year ended March 31, 2016. Each of the directors attended at least 75% of the total number of meetings of our Board and the committees on which they served during fiscal year 2016. The Board has standing Audit, Compensation, Nominating and Corporate Governance, and Finance Committees.

Audit Committee

Members

Messrs. Mullarkey (Chair)

Donahue

Egan

Hadzima

Meetings

Eight meetings during the fiscal year ended March 31, 2016

A copy of the Audit Committee Charter can be found at
http://ir.netscout.com/

Audit Committee Designated
“Financial Experts” are Messrs. Mullarkey and Donahue

Responsibilities

Discharging the responsibilities of the board relating to, among other items:

•     Reviewing and overseeing the financial reports we provide to the SEC, our stockholders, and general public, and our accounting policies, internal accounting controls, internal control over financial reporting, auditing functions, and financial reporting practices

•     Appointing, and ensuring the independence of, our independent auditor and thereby furthering the integrity of our financial reporting

•     Establishing and overseeing procedures designed to facilitate the receipt, retention, and handling of complaints regarding disclosure controls and procedures, internal control over financial reporting and accounting, internal accounting control or auditing matters; and the receipt of confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters

•     Reviewing and monitoring tour compliance with its related party transaction approval policy

Independence: Our Board has determined that each member of our Audit Committee is independent within the meaning of NASDAQ’s director independence standards and the SEC’s heightened director independence standards for audit committee members.

Compensation Committee

Members

Messrs. Hadzima (Chair)

DeMarines

Donahue

Perretta

Meetings

Nine meetings during the fiscal year ended March 31, 2016

A copy of the Compensation Committee Charter can be
found at http://ir.netscout.com/

Responsibilities

Discharging the responsibilities of the board relating to, among other items:

•    The compensation of our executives other than the Chief Executive Officer

•    Reviewing and making recommendations to the Board with respect to our Chief Executive Officer

•    Administering our incentive compensation, stock plans, benefit plans, and human resources activities

•    Reviewing with our management and recommending for inclusion in our proxy statements and incorporation by reference in our Annual Reports on Form 10-K the Compensation Disclosure and Analysis

•    Reviewing and considering the results of any advisory vote on executive compensation

•    Managing compensation policy- and practice-related risk

Independence: The Board has determined that each member of our Compensation Committee is independent within the meaning of NASDAQ’s director independence standards and is a “non-employee director” as defined by applicable SEC rules and regulations.

Nominating and Corporate Governance Committee

Members

Messrs. Egan (Chair)

DeMarines

Perretta

Meetings

Two meetings during the fiscal year ended March 31, 2016

A copy of the Nominating and Corporate Governance
Committee Charter can be
found at http://ir.netscout.com/

Responsibilities

Discharging the responsibilities of the board relating to, among other items:

•    Identifying individuals qualified to become directors

•    Recommending to our Board the director nominees for election

•    Monitoring compliance with and periodically reviewing our Code of Business Conduct and Corporate Governance Guidelines

Independence: The Board has determined that each member of the Nominating Committee is independent within the meaning of NASDAQ’s director independence standards.

Finance Committee

Members Messrs. DeMarines (Chair) Egan Hadzima Mullarkey Meetings One meeting during the fiscal year ended March 31, 2016

Responsibilities

Discharging the responsibilities of the board relating to, among other items:

•    Considering strategic initiatives and other opportunities that may become available to the Company from time to time and such other tasks as the Board may designate from time to time.

Independence: The Board has determined that each member of the Finance Committee is independent within the meaning of NASDAQ’s director independence standards.

Report of Audit Committee of the Board of Directors1

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended March 31, 2016 with our management and PricewaterhouseCoopers LLP (PwC), our independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of the financial statements, accounting and financial reporting principles and internal control over financial reporting. PwC is responsible for performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) and for expressing opinions on the conformity of the financial statements with accounting principles generally accepted in the United States.

The Audit Committee has discussed with PwC the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by PCAOB and has received the written disclosures and the letters from PwC required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee has also discussed with PwC their independence.

Based on its reviews and discussions referred to above, the audit committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2016 for filing with the SEC.

Respectfully submitted by the Audit Committee

Vincent J. Mullarkey, Chairman

Robert E. Donahue

John R. Egan

Joseph G. Hadzima, Jr.

The Board’s Role in Risk Oversight

The Board administers risk management and oversight through the Board as a whole, as well as through various Board committees that address risks inherent in their respective areas of oversight. The Board seeks to ensure that risk management principles are incorporated in our strategic planning and management processes and

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than our Annual Report on Form 10-K, where it shall be deemed “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

oversees our enterprise risk management program. This comprehensive approach is reflected in the reporting processes by which our management provides timely and comprehensive information to the Board to support the Board’s role in oversight, approval, and decision-making.

The Board monitors the information it receives and requests from management and provides oversight and guidance to our senior management team concerning the assessment and management of risk. The Board approves the Company’s high level goals, strategies, and policies to set the tone and direction for appropriate risk taking within the business. The Board and its committees then emphasize this tone and direction in its oversight of management’s implementation of our goals, strategies and policies.

Our senior executives regularly attend meetings of the Board and its committees and provide the Board and its committees with reports regarding our operations, strategies, and objectives, and the risks inherent within them. Board and committee meetings also provide a forum for directors to discuss issues with, request additional information from, and provide guidance to, senior management. In addition, our directors have direct access to senior management to discuss any matters of interest, including those related to risk. Those members of management most knowledgeable of the issues regularly attend Board and committee meetings to provide additional insight into items being discussed, including risk exposures.

The Board has delegated oversight for matters involving certain specific areas of risk exposure to its three principal committees. Each committee reports to the Board at regularly scheduled Board meetings, and more frequently if appropriate, with respect to the matters and risks for which the committee provides oversight. Each committee is also authorized and empowered to retain independent advisors as the committee deems appropriate to discharge its responsibilities under such committee’s charter.

The Audit Committee oversees the integrity of our financial statements, reporting process and internal controls, the relationship with our independent registered public accounting firm, including their qualifications, independence and performance, and the Company’s corporate finance matters, including its capital structure. The Audit Committee also provides oversight with respect to our risk management process and litigation and compliance programs, discussing with management our significant financial risk exposures, steps management has taken to monitor, control, and report such exposures, and our policies with respect to risk assessment and risk management.

The Audit Committee oversees our enterprise risk management program, in which the Company has identified strategic, operational, financial, and legal risks as well as emerging risks, considering the likelihood and magnitude of such risks and other criteria management deems appropriate in consultation with the Audit Committee. Under the program, management identifies and evaluates the effectiveness of risk management and mitigation methods and periodically reports to the Audit Committee and at least annually to the Board to allow the Audit Committee and Board to monitor and manage tour ongoing enterprise risk management process.

Our Compensation Committee is responsible primarily for the design and oversight of tour executive compensation policies, plans and practices. A key objective of the Compensation Committee is to ensure that the Company’s overall executive compensation program appropriately links pay to performance and aligns the interests of our executives with our stockholders. The Compensation Committee also monitors the design and administration of our overall incentive compensation programs to ensure that they include appropriate safeguards to avoid encouraging unnecessary or excessive risk taking by Company employees. Elements of our executive compensation program that mitigate excessive risk taking, such as our combination of short and long-term incentives, are described below under “Compensation Discussion and Analysis.”

The Nominating and Corporate Governance Committee oversees risks related to our corporate governance, including Board and director performance, director succession, director education, and our Corporate Governance Guidelines and other governance documents. The Nominating and Corporate Governance Committee also oversees our overall compliance program.

COMPENSATION AND OTHER INFORMATION

CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

The following summary compensation table sets forth the total compensation paid or accrued for the fiscal year ended March 31, 2016 to our Chief Executive Officer, Chief Financial Officer, and each of our two other most highly compensated executive officers during the fiscal year ended March 31, 2016. The executives listed below may be referred to as our “Named Executive Officers.”

Summary Compensation Table for Fiscal Year 2016

Name and Principal Position	Fiscal Year	Salary($)	Restricted Stock Unit Awards(1)($)	Non-Equity Incentive Plan Compensation($)	All Other Compensation(2)($)	Total($)
Anil K. Singhal	2016	325,000	1,779,500	781,200	121,861	3,007,561
Chairman, Chief Executive Officer, and President	2015	325,000	1,875,500	911,400	80,820	3,192,720
	2014	325,000	1,075,842	881,459	64,566	2,346,867

Michael Szabados	2016	275,000	1,067,700	360,000	16,052	1,718,752
Chief Operating Officer	2015	275,000	1,132,652	420,000	17,752	1,845,404
	2014	275,000	645,500	387,222	14,590	1,322,312

Jean Bua(3)	2016	265,008	1,067,700	252,000	13,933	1,598,641
Executive Vice President, Chief Financial Officer and Treasurer	2015	265,008	945,102	319,000	14,944	1,544,054
	2014	262,924	376,533	260,495	11,626	911,578

John W. Downing(4)	2016	237,500	1,067,700	320,086	13,214	1,638,500
Executive Vice President, Worldwide Sales Operations	2015	237,500	945,102	288,692	11,682	1,482,976
	2014	237,500	376,533	338,709	14,052	966,794

(1)	Amounts shown represent the aggregate full grant date fair value calculated in accordance with FASB ASC 718, disregarding adjustments for forfeitures. The assumptions used to value these awards are set forth in Note 13 to the financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2016. The fair value shown above may not be indicative of the value realized on the date the options are exercised or the RSUs vest due to variability in the share price of our common stock. When granted, restricted stock units vest over four years and are valued based upon the closing market price of our common stock at the date of grant.
(2)	Includes 401(k) contributions made by the Company on behalf of the Named Executive Officer. See the All Other Compensation Table below for additional information.
(3)	The salary amount shown for Ms. Bua for fiscal year 2014 did not reflect her full base salary due to a rate increase which was approved after the start of the fiscal year. Ms. Bua’s base salary information was $265,000.
(4)	The information presented for Mr. Downing under the “Non-Equity Incentive Plan Compensation” column consists of sales commissions and bonus for the fiscal years ended March 31, 2014, 2015, and 2016.

Option Awards. We did not make any option grants during the fiscal years ended March 31, 2014, 2015, or 2016 to any of our Named Executive Officers. Therefore, we have omitted this column.

Nonqualified Deferred Compensation Earnings. We currently do not provide a non-qualified defined contribution plan or other deferred compensation plan to any of our Named Executive Officers.

All Other Compensation Table for Fiscal Year 2016

Name and Principal Position	Fiscal Year	Car Usage($)	Financial and Legal Counseling($)	401(K) Match($)	Other(1)($)	Total($)
Anil K. Singhal	2016	21,158	83,882	7,950	8,871	121,861
Michael Szabados	2016	—	1,000	7,950	7,102	16,052
Jean Bua	2016	—	—	7,950	5,983	13,933
John W. Downing	2016	—	—	7,782	5,432	13,214

(1)	This column reports the total amount of other benefits provided, none of which individually exceeded the greater of $25,000 or 10% of the total amount of All Other Compensation for the Named Executive Officer. These other benefits include the value of supplemental life insurance premiums and spousal attendance at Company sponsored events.

Grants of Plan-Based Awards in Fiscal Year 2016

The following table sets forth grants of plan-based awards to each of our Named Executive Officers for the year ended March 31, 2016:

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				Estimated Possible Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Grant Type	Threshold ($)	Target ($)		Maximum ($)(1)	Threshold (#)	Target (#)	Maximum (#)(2)
Anil K. Singhal	9/22/15	RSU					—	50,000	—	1,779,500
	5/4/15	Cash	—	651,000		—

Michael Szabados	9/4/15	RSU					—	30,000	—	1,067,700
	5/4/15	Cash	—	300,000		—

Jean Bua	9/4/15	RSU					—	30,000	—	1,067,700
	5/4/15	Cash	—	210,000		—

John W. Downing	9/4/15	RSU					—	30,000	—	1,067,700
	5/4/15	Cash	—	312,500	(4)	—

(1)	Actual non-equity incentive plan awards are made based on various factors including the Company’s overall performance, as described more fully in the Compensation Discussion and Analysis. As described, the Company has not set prescribed maximum payments, and the possible award could exceed 100% of an individual’s target if the Company exceeded its goals and the individual met or exceeded his goals.
(2)	Actual equity incentive plan awards are made based on various factors including the Company’s overall performance, as described more fully in the Compensation Discussion and Analysis. As described, the Company has not set prescribed maximum awards.
(3)	Amounts shown represent the aggregate full grant date fair value calculated in accordance with FASB ASC 718, disregarding adjustments for forfeitures. The assumptions used to value these awards are set forth in Note 13 to the financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2016. The fair value shown above may not be indicative of the value realized on the date the RSUs vest due to variability in the share price of our common stock.
(4)	Represents a target bonus of $168,750 and target commission payment of $143,750.

During the fiscal year ended March 31, 2016, we did not make any “other stock awards” or “other option awards” and have therefore omitted those columns.

Outstanding Equity Awards at Fiscal Year 2016 End Table

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested($)
Anil K. Singhal	9/22/15	—	—	—	—	50,000	1,148,500
	11/13/14	—	—	—	—	37,500	861,375
	8/26/13	—	—	—	—	20,834	478,557
	8/21/12	—	—	—	—	10,348	237,694

Michael Szabados	9/4/15	—	—	—	—	30,000	689,100
	12/11/14	—	—	—	—	150	3,446
	11/13/14	—	—	—	—	22,500	516,825
	8/26/13	—	—	—	—	12,500	287,125
	8/21/12	—	—	—	—	6,209	142,621

Jean Bua	9/4/15	—	—	—	—	30,000	689,100
	12/11/14	—	—	—	—	150	3,446
	11/13/14	—	—	—	—	18,750	430,688
	8/26/13	—	—	—	—	7,292	167,497
	8/21/12	—	—	—	—	2,070	47,548

John W. Downing	9/4/15	—	—	—	—	30,000	689,100
	12/11/14	—	—	—	—	150	3,446
	11/13/14	—	—	—	—	18,750	430,688
	8/26/13	—	—	—	—	7,292	167,497
	8/21/12	—	—	—	—	3,622	83,197

Unearned Equity Incentive Plan Awards. We do not have any unearned equity incentive plan awards for any of our Named Executive Officers and have therefore omitted the corresponding columns.

Option Exercises and Stock Vested in Fiscal Year 2016 Table

The following table sets forth option exercises and vested stock awards for each of our Named Executive Officers for the fiscal year ended March 31, 2016:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(2)
Anil K. Singhal	—	—	10,348	405,331
	—	—	10,417	386,887
	—	—	11,760	418,538
	—	—	12,500	428,750
Michael Szabados	—	—	6,208	243,167
	—	—	6,250	232,125
	—	—	8,400	298,956
	—	—	7,500	257,250
	—	—	50	1,047
Jean Bua	—	—	2,069	81,043
	—	—	3,646	135,412
	—	—	3,360	119,582
	—	—	6,250	214,375
	—	—	50	1,047
John W. Downing	—	—	3,622	141,874
	—	—	3,646	135,412
	—	—	4,200	149,478
	—	—	6,250	214,375
	—	—	50	1,047

(1)	Value is calculated by multiplying the number of shares times the closing price of a share of our common stock on the exercise date and subtracting from that amount the exercise price multiplied by the number of shares acquired on such exercise date.
(2)	Value is calculated by multiplying the number of shares times the closing price of a share of our common stock on the vesting date.

Pension Benefits Table for Fiscal Year 2016

The following table sets forth the payments or other benefits at, following, or in connection with retirement of our Named Executive Officers.

Name	Fiscal Year	Number of Years of Credited Service(#)	Present Value of Accumulated Benefit($)	Payments During Last Fiscal Year($)
Anil K. Singhal	2016	111 months	1,600,000	—
	2015	99 months	1,600,000	—
	2014	87 months	1,600,000	—

In January of 2007, we entered into an agreement with Mr. Singhal that provides retirement benefits. Total future severance payments are projected at $1,400,000. Mr. Singhal’s retirement benefits also include a projected $200,000 in payments for future health benefits. These benefits are an unfunded obligation.

Non-Qualified Deferred Compensation Table for Fiscal Year 2016

We do not provide a non-qualified defined contribution plan or other deferred compensation plan to any of our Named Executive Officers and have therefore omitted this table.

Director Compensation Table for Fiscal Year 2016

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards($)(2)	All Other Compensation($)(3)	Total($)
Victor A. DeMarines(4)	56,000	99,025	60,000	215,025
Robert E. Donahue(5)	54,000	82,515	50,000	186,515
John R. Egan(6)	90,000	132,012	80,000	302,012
Joseph G. Hadzima(7)	64,000	99,025	60,000	223,025
James A. Lico(8)	25,728	98,337	9,590	133,655
Vincent J. Mullarkey(9)	66,000	99,025	60,000	225,025
Christopher Perretta(10)	50,000	82,515	50,000	182,515

(1)	Amounts represent the aggregate dollar amount of fiscal year 2016 fees earned or paid in cash for services as a director, including annual retainer fees and committee fees.
(2)	Amounts shown do not reflect compensation actually received by the listed directors but represent the aggregate full grant date fair value of restricted stock unit awards granted to our non-employee directors calculated in accordance with FASB ASC 718, disregarding adjustments for forfeitures. The assumptions used to value these awards are set forth in Note 13 to the financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2016.
(3)	Amounts represent the cash payment received by the non-employee director to help offset the tax incurred by such non-employee director in connection with the vesting during the fiscal year ended March 31, 2016 of restricted stock units granted to such non-employee director during the fiscal year ended March 31, 2015.
(4)	As of March 31, 2016, Mr. DeMarines held unvested RSUs covering 3,113 shares of our common stock.
(5)	As of March 31, 2016, Mr. Donahue held unvested RSUs covering 2,594 shares of our common stock.
(6)	As of March 31, 2016, Mr. Egan held unvested RSUs covering 4,150 shares of our common stock.
(7)	As of March 31, 2016, Mr. Hadzima, Jr. held unvested RSUs covering 3,113 shares of our common stock.
(8)	Includes a grant of 413 RSUs made to Mr. Lico during fiscal year 2016 in connection with his election to our Board of Directors. The grant was made in accordance with our non-employee director compensation policy, pro-rated for Mr. Lico’s time of service between his election to the Board of Directors and the date of the 2015 Annual Meeting, upon which the RSUs vested. As of March 31, 2016, Mr. Lico held unvested RSUs covering 2,594 shares of our common stock.
(9)	As of March 31, 2016, Mr. Mullarkey held unvested RSUs covering 3,113 shares of our common stock.
(10)	As of March 31, 2016, Mr. Perretta held unvested RSUs covering 2,594 shares of our common stock.

Non-employee directors are compensated $36,000 annually for their services and do not receive any additional compensation for any regular Board meeting attended. The lead non-employee director receives an additional annual retainer of $30,000. Non-employee directors currently receive $10,000 annually for serving on the Audit Committee, $8,000 annually for serving on the Compensation Committee, and $6,000 annually for serving on the Nominating Committee. In addition, directors who are chairpersons of a particular committee are also given additional annual compensation of $20,000 for the Audit Committee, $10,000 for the Compensation Committee, $8,000 for the Nominating Committee, and $6,000 for the Finance Committee. Finance Committee members receive $1,000 for each meeting attended in person and $800 for each meeting attended via telephone. Non-employee directors are also reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the Board or of any committee and for attendance at approved director education programs.

Non-employee directors are granted annually equity-based awards in the form of restricted stock units and related cash amounts upon vesting to defray the corresponding tax liability as follows:

Element	Role/Position
	Lead Directors	Chairperson	Other Directors
RSU Grant	$132,000	$99,000	$82,500
Cash Offset	$80,000	$60,000	$50,000
Total value (RSU Grant and Cash Offset)	$212,000	$159,000	$132,500

These restricted stock unit awards vest 100% on the date of our annual meeting provided that during such year, such director attends at least 75%, collectively, of the meetings of the Board and any committee of the Board of which such director is a member. In the event that the foregoing attendance requirements are not met, then 100% of these restricted stock units will vest on the third anniversary of the date of grant. No other equity awards are given to our non-employee directors.

Stock Plans

Amended and Restated 2007 Equity Incentive Plan. Our 2007 Plan was initially adopted by the Board in September 2007 and was initially approved by our stockholders at the September 12, 2007 annual meeting of stockholders. This plan was amended and restated in 2011, to, among other items, increase the number of shares available for issuance under the plan by 8,000,000 shares. The amendment and restatement was approved by our stockholders at the September 7, 2011 annual meeting of stockholders. The 2007 plan was further amended and restated in 2015 to, among other items, increase the number of shares available for issuance under the plan by 8,500,000 shares. The amendment and restatement was approved by our stockholders on September 22, 2015, at the 2015 Annual Meeting. The 2007 Plan replaced our 1999 Stock Option and Incentive Plan. The 2007 Plan allows us to grant restricted stock units, stock, stock options, and other equity interests to our and our subsidiaries’ employees, officers, directors, consultants, and advisors. Under the 2007 Plan, we may grant options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, options not intended to qualify as incentive stock options, restricted stock, and other stock-based awards. Incentive stock options may be granted only to our employees. A total of 21,500,000 shares are reserved for issuance under the 2007 Plan, and the maximum number of shares as to which equity awards may still be granted under the 2007 Plan as of the Record Date is [5,746,585] shares (subject to certain adjustments under the 2007 Plan), of which no more than 500,000 shares may be granted to any one person in one fiscal year.

The 2007 Plan is administered by our Compensation Committee. Subject to the provisions of the 2007 Plan, our Compensation Committee has the authority to select the persons to whom awards are granted and to determine the terms of each award, including the number of shares of common stock subject to the award.

Payment of the exercise price of an award may be made in cash or, if approved by the Compensation Committee, shares of common stock, a combination of cash and stock, a promissory note, or by any other method approved by the Compensation Committee. Unless otherwise permitted by the Compensation Committee, awards are not assignable or transferable except by will or the laws of descent and distribution and, during the participant’s lifetime, may be exercised only by the participant.

The Compensation Committee may, in its sole discretion, amend, modify or terminate any award granted or made under the 2007 Plan, so long as such amendment, modification or termination would not materially and adversely affect the participant. The Compensation Committee may also provide that any option shall become immediately exercisable, in full or in part, or that any restricted stock granted under the 2007 Plan shall be free of some or all restrictions.

As of the Record Date, restricted stock units representing [1,884,481] shares of common stock were outstanding.

2011 Employee Stock Purchase Plan. The 2011 Employee Stock Purchase Plan, or the 2011 Purchase Plan was adopted by the Board in June 2011 and was approved by our stockholders at the September 7, 2011 annual meeting of stockholders. A total of 2,500,000 shares of common stock are reserved for issuance under the 2011 Purchase Plan. The 2011 Purchase Plan grants eligible employees the opportunity to purchase our common stock through regular payroll deductions.

Under the 2011 Purchase Plan, eligible enrolled employees may, during the offering period, purchase shares of common stock through regular payroll deductions, not to exceed 20% of an individual employee’s compensation during the offering period. The purchase price per share during an offering period is determined by the Board at the beginning of the offering period, but may not be less than 85% of the lesser of (i) the fair market value per share of our common stock on that purchase date or (ii) the fair market value per share of our common stock on the first day of the offering period. However, no employee is eligible to participate in the 2011 Purchase Plan if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of our stock, including any stock which such employee may purchase under all outstanding purchase rights and options. In addition, no employee may purchase more than $25,000 worth of our common stock, valued at the time each purchase right is granted, for each calendar year during which those purchase rights are outstanding.

The Board administers the plan and retains the power to interpret both the 2011 Purchase Plan and the purchase rights granted thereunder, including eligibility to participate and the particular provisions of each offering of rights. The Board, in its sole discretion, has the power to delegate administration of the 2011 Purchase Plan to a committee composed of one or more members of the Board.

As of the Record Date, [1,567,748] shares remain available for purchase under the 2011 Purchase Plan.

The following table sets forth securities authorized for issuance under our stock option plans as of fiscal year ended March 31, 2016:

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,873,306	0.00	11,335,425
Equity compensation plans not approved by security holders	—	—	—
Total	2,873,306	0.00	11,335,425

Stock Ownership Policy

In 2010, the Compensation Committee approved a Stock Ownership Policy for certain of the Company’s executive officers and directors. The Stock Ownership Policy states that within four years of the date the policy became effective, or within four years after becoming an executive officer or director, the executive officers and directors will be subject to the following stock ownership requirements:

Title	Ownership Guideline(1)
Chief Executive Officer	4x annual base salary
Chief Operating Officer	3x annual base salary
Section 16 Officers who are Senior Vice Presidents	2x annual base salary
Directors	3x annual board retainer

(1)	The ownership guideline for each participant will be converted into a number of shares on the first day of each fiscal year based on the average closing price of a share of NetScout stock for the previous fiscal year.

The Compensation Committee is responsible for monitoring compliance with the guidelines. As of March 31, 2016, each officer and director had met the requirements of the Stock Ownership Policy. Shares that count toward the ownership target include all shares directly or beneficially owned by the director or executive officer, unvested restricted stock units granted under Company’s plans (restricted stock units will be applied toward the ownership requirements based on the value of restricted stock units after taking into account any required share withholding), and shares purchased on the open market. The Compensation Committee expects to review and make changes to the policy, as appropriate, in light of the recent transformative acquisition and corresponding growth of the Company.

401(k) Plan

We maintain a 401(k) plan qualified under Section 401 of the Code. All of our U.S. employees who are at least 18 years of age and work at least 20 hours per week are eligible to participate in the 401(k) plan. Under the 401(k) plan, a participant may contribute a maximum of 80% of his or her pre-tax salary, commissions and bonuses through payroll deductions, up to the statutorily prescribed annual limit, which was $18,000 (or $24,000 for individuals at least 50 years of age) for calendar years 2015 and 2016, to the 401(k) plan. During the plan year ended December 31, 2015, we matched 50% of employee contributions up to 6% of compensation. Employer contributions vest over four years at a rate of 25% per year of service. In addition, at the discretion of our Board, we may, but have not done so to date, make profit-sharing contributions to the 401(k) plan for all eligible employees.

Employment and Other Agreements

Mr. Singhal assumed the role of Chairman of our Board, effective January 19, 2007. In conjunction with his additional responsibilities, we entered into a new employment agreement with Mr. Singhal, which provides that he will receive an annual base salary of at least $300,000. The employment agreement provides for a three-year term commencing January 19, 2007 with automatic one-year renewals. During the term of this agreement, Mr. Singhal will also be eligible to receive an annual bonus based on Company performance and individual objectives. The employment agreement is terminable at will by either party and provides that if we elect not to renew the agreement for any reason, or if Mr. Singhal’s employment is terminated by us without due cause as defined in the agreement, by Mr. Singhal at any time following the consummation of a sale of the Company, or upon the death or disability of Mr. Singhal, then Mr. Singhal, or his estate, is entitled to receive in a lump sum, a payment equal to the net present value of $16,208 per month for seven years. If Mr. Singhal terminates his employment with us for any reason prior to the consummation of a sale of the Company, he is entitled to such lump sum payment. Mr. Singhal will also receive continued health and dental benefits during such period. Mr. Singhal’s employment agreement was amended in May 2012 to address technical requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

We also entered into amended and restated severance agreements in May 2012, which were amended in January 2015, with our Named Executive Officers other than Mr. Singhal, each of which are described under the heading “Post Termination Compensation” in Compensation Discussion and Analysis below.

Each of these agreements was approved by a majority of our Board and by a majority of the disinterested members of our Board. All future transactions, if any, with our executive officers, directors, and affiliates will be approved in accordance with our related party transaction policy discussed below under “Transactions with Related Persons.”

Potential Payments Upon Termination or Change of Control

The table below sets forth the estimated amount of payments and other benefits each Named Executive Officer would be entitled to receive upon the occurrence of the indicated event, assuming that the event occurred on March 31, 2016. The information is provided relative to the Named Executive Officer’s termination or change of control arrangements as of the Record Date and assumes such arrangements were actually in effect as of March 31, 2016. The values relating to vesting of stock options and restricted stock unit awards are based upon a per share fair market value of our common stock of $22.97, the closing price reported on the NASDAQ Global Select Market on March 31, 2016, the last trading day of the year ended March 31, 2016. Actual payments made at any future date will vary based on various factors including, salary and bonus levels, the vesting schedules of the various equity-based awards, and the price of our common stock at the time of termination or change of control. For purposes of the payments associated with a change of control set forth in following table, we have assumed that the respective Named Executive Officer was terminated on March 31, 2016 and that such arrangements were actually in effect as of such date.

Please refer to the heading “Post Termination Compensation” below in Compensation Discussion and Analysis for a discussion of the particular terms of the applicable termination or change or control arrangements reflected in the table below.

Name	Termination Event*	Salary and Other Cash Payments ($)		Vesting of Stock Options ($)	Vesting of RSUs ($)(4)	Health and Dental Benefits ($)
Anil K. Singhal	Termination without cause by the Company at any time, or termination by Mr. Singhal for any reason prior to or following a change of control	1,400,000	(1)	—	—	200,000

Michael Szabados	Termination without cause or resignation for good reason other than in the context of a change of control	275,000	(2)	—	—	—

	Termination without cause or resignation for good reason within one year following a change of control	575,000	(3)	—	631,882	—

Jean Bua	Termination without cause or resignation for good reason other than in the context of a change of control	265,008	(2)	—	—	—

	Termination without cause or resignation for good reason within one year following a change of control	475,008	(3)	—	448,283	—

John W. Downing	Termination without cause or resignation for good reason other than in the context of a change of control	237,500	(2)	—	—	—

	Termination without cause or resignation for good reason within one year following a change of control	550,000	(3)	—	483,932	—

*	All agreements include a clawback provision releasing the Company from its obligation to make additional payments and requiring the relevant executive to repay the Company for amounts paid in the event an investigation by Company reveals the executive engaged in fraudulent, dishonest, or criminal acts. The agreements provide for notice and an opportunity to cure.
(1)	See description of Mr. Singhal’s employment arrangement under “Post-Termination Compensation” for details regarding these potential payments.
(2)	Payments to be made in equal installments over a 12 month period following termination. In the event of death within the 12 month period, payments will be accelerated and made in a lump sum payment to the deceased’s estate within 30 days.
(3)	Represents one year current base salary plus the prorated amount of the officer’s maximum annual target bonus, based on the months elapsed in the year of termination (which may not be less than 50% of such officer’s maximum annual target bonus). This amount to be paid in equal installments over the 12 month period following termination.
(4)	Upon a termination without cause or a resignation for good reason within one year following a change in control, Ms. Bua and Messrs. Szabados and Downing are entitled to acceleration of certain unvested equity-based awards. All of such unvested equity-based awards with respect to such Named Executive Officers are assumed to have accelerated as of March 31, 2016, the last trading day of the year ended March 31, 2016. There were no outstanding stock options for the Named Executive Officers on March 31, 2016. For vesting of RSUs, the amount shown in this column represents the fair market value of unvested RSUs based on $22.97, the closing price for our common stock on March 31, 2016, the last trading day of the year ended March 31, 2016.

Compensation Discussion and Analysis

Executive Summary

Executive Compensation Overview

The goal of our executive officer compensation program is to retain and reward highly qualified, talented leaders who create long-term stockholder value. Our program is designed to align management’s interests with those of stockholders and to motivate senior executives to increase our long-term growth and profitability while minimizing risks that could result from compensation decisions.

We emphasize pay for performance. For example, Named Executive Officers are not eligible for bonus payments until after a threshold profit target is met. Other points that underscore the alignment between stockholders and officer performance include, among other items, no guaranteed bonuses, no tax gross ups, and stock holding requirements.

Business Overview

We are a market leader in service assurance solutions that enable enterprise and service provider organizations to assure the quality of the user experience for business and mobile services as well as cybersecurity solutions for distributed denial of service (DDoS) attacks and other security threats. NetScout technology helps these organizations manage service delivery and identify emerging performance problems, helping to quickly resolve issues that cause business disruptions or negatively affect users of information technology. By cost-effectively monitoring and managing inherent network complexity, we enable our customers to reduce capital and operational costs without compromising the end user experience while facilitating the evolution toward new computing paradigms, including virtualization, mobility, and cloud. We manufacture and market these products in integrated solutions that are used by commercial enterprises, large governmental agencies and telecommunication service providers worldwide. Our 2015 strategic acquisition of the Danaher Communications Business, which we refer to as the Danaher acquisition and which is discussed below, expanded our total addressable market, strengthened our go-to-market capabilities, and provided greater operational scale to support solid revenue growth, improved profitability, and strong free cash flow generation over the long term.

Executive Compensation Highlights

For fiscal year 2016, none of our Named Executive Officers were granted base salary increases or target bonus percentage increases. Additionally, each of our Named Executive Officers was awarded equity compensation in fiscal year 2016, consistent with past practice. As described below, we successfully completed a transformative transaction during fiscal year 2016 and as a result of our financial performance and each Named Executive Officer’s non-financial individual leadership, contribution toward completion of the transaction and post-closing integration efforts, ongoing development and execution of our strategy, non-financial individual goal achievement, experience, and responsibility, the Compensation Committee determined that each Named Executive Officer should receive 120% of his or her total eligible bonus for fiscal year 2016.

Corporate Performance Highlights

During the past fiscal year, we continued to expand our business globally, execute on our strategy and achieve many of our goals as demonstrated by our financial performance and ongoing technology leadership. We completed the Danaher acquisition in July 2015, which was a transformative transaction that enabled us to accelerate our strategic progress. In fiscal year 2016, we generated significant revenue growth (GAAP and non-GAAP) due to the contributions associated with the Danaher acquisition although total annual revenue was lower than originally projected due to an increasingly cautious capital spending environment in the service provider market. Despite the lower revenue, we still achieved our EPS target because of notable progress associated with the integration of the Danaher assets and disciplined management of the overall cost structure. We also returned significant capital to stockholders while improving the efficiency of our balance sheet and maintaining strong liquidity. In addition, we made tangible progress in other important areas such as integrating the Danaher assets, advancing innovation with the enhancement of existing solutions and the development of new capabilities that integrate features and functionality from our product lines and the acquired product lines, and fortifying and expanding our customer relationships worldwide.

More specifically, for fiscal year 2016:

•	Total revenue grew 111% (GAAP) and 126% (non-GAAP) to $955.4 million (GAAP) and $1,024.6 million (non-GAAP), respectively. On a pro forma basis assuming the Danaher acquisition had been completed on April 1, 2014 (the first day of the 2015 fiscal year), total revenue (GAAP) decreased by approximately 3.4%, while total revenue growth (non-GAAP) was approximately 2.5%;

•	Loss from operations was $25.6 million (GAAP) and income from operations was $246.8 million (non-GAAP), as we improved the Company’s underlying pro forma operating profitability due primarily to a combination of acquisition-related synergies and disciplined management of the overall cost structure;

•	Diluted net loss per share was $0.35 (GAAP) and diluted net income per share was $1.91 (non-GAAP);

•	Under both our prior share repurchase program and a new 20 million share repurchase purchase program that became effective in July 2015, we repurchased 10.1 million shares of our common stock at an average price of $29.84 per share, totaling approximately $302.8 million in the aggregate; and

•	We completed a new 5-year, $800 million senior secured revolving credit facility that helped fund the aforementioned share repurchase activity and support our initial working capital needs immediately following the completion of the Danaher acquisition.

Fiscal year 2016 was also marked by the following technical, operational and strategic milestones that helped fortify our market and technology leadership positions for our service assurance solutions serving the service provider and enterprise sectors as well as for our DDoS and advanced threat (APT) cybersecurity offerings:

•	A wide range of integration activities spanning sales, marketing, manufacturing, and infrastructure and support systems progressed on schedule;

•	Retention of key senior leaders, top sales and technical talent;

•	Product roadmaps aimed at integrating various features and functionality between NetScout and the acquired assets that leverage our patented, proprietary Adaptive Service Intelligence technology were developed and refined with an array of new and enhanced products that are expected to be delivered throughout fiscal year 2017;

•	Continued enhancement of nGeniusONE and the various other legacy products spanning both instrumentation and analytics from the acquired product lines; and

•	Implemented a range of impactful, go-to-market initiatives including activities aimed at expanding our presence in key international markets, strengthening our global indirect sales and distribution capabilities, and building the NetScout brand.

GAAP vs. non-GAAP Measures

As disclosed in our press releases regarding annual and quarterly earnings and other communications, we provide financial information using methods in addition to those prescribed by generally accepted accounting principles (GAAP), such as non-GAAP revenue and diluted net income per share. Non-GAAP revenue eliminates the GAAP effects of acquisitions by adding back revenue related to deferred revenue revaluation, an adjustment for a delayed transfer entity, and the amortization of acquired intangible assets. Non-GAAP diluted net income per share also excludes these expenses as well as expenses related to share-based compensation and certain expenses relating to acquisitions including: compensation for post-combination services, business development charges, and depreciation expenses, net of related income tax effects, along with the related impact of all these adjustments on the provision for income taxes.

These non-GAAP measures are not in accordance with GAAP, should not be considered an alternative for measures prepared in accordance with GAAP (revenue and diluted net income (loss) per share), and may have limitations in that they do not reflect all our results of operations as determined in accordance with GAAP. These non-GAAP measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. The presentation of non-GAAP information is not meant to be considered superior to, in isolation from, or as a substitute for results prepared in accordance with GAAP.

Management believes these non-GAAP financial measures enhance the reader’s overall understanding of our current financial performance and its prospects for the future by providing a higher degree of transparency for certain financial measures and providing a level of disclosure that helps investors understand how we plan and measure our business. We believe that providing these non-GAAP measures affords investors a view of our operating results that may be more easily compared to our peer companies and also enables investors to consider our operating results on both a GAAP and non-GAAP basis during and following the integration period of our acquisitions. Presenting the GAAP measures on their own may not be indicative of our core operating results. Furthermore, management believes that the presentation of non-GAAP measures when shown in conjunction with the corresponding GAAP measures provide useful information to management and investors regarding present and future business trends relating to our financial condition and results of operations.

Management regularly uses supplemental non-GAAP financial measures internally to understand, plan, manage, and evaluate its business and to make operating decisions. Throughout this Compensation Discussion and Analysis section, reference to revenue and EPS targets will be deemed to refer to non-GAAP measures only, as the corresponding GAAP measures were not relevant to the compensation decisions discussed below.

For more information on our presentation and calculation of the non-GAAP measures referred to herein, please see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Use of Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2016.

2015 Advisory Vote on Executive Compensation

At the 2015 Annual Meeting, stockholders approved our say-on-pay proposal with over 97% of the total votes cast voting in favor. Consistent with the preference of our stockholders, our policy is to hold annual say-on-pay votes. The Compensation Committee considers the results of the advisory vote as it completes its annual review of executive compensation. Given the significant level of stockholder support, the Compensation Committee concluded that our compensation program continues to provide a competitive pay-for-performance package that effectively provides incentives to our Named Executive Officers and other executives to maximize stockholder value and encourages retention of talented Named Executive Officers. Accordingly, the Compensation Committee determined not to make any significant changes as a result of the vote. The Committee will continue to consider the outcome of our say-on-pay votes and our stockholder views when making future compensation decisions for our Named Executive Officers.

Compensation Governance Highlights

What we do	What we don’t do

☑	Design executive compensation program to align pay with performance	☒	No excessive change in control or severance payments
☑	Provide reasonable post-employment and change in control provisions	☒	No “single-trigger” change in control benefits
☑	Maintain executive stock ownership guidelines	☒	No tax gross-ups
☑	Mitigate inappropriate risk taking	☒	No guaranteed bonuses

Executive Compensation Objectives

We use our compensation program to achieve the following objectives:

•	provide compensation opportunities that attract, motivate, and retain the best talent and highest caliber people possible to serve our customers and achieve our strategic objectives;

•	align management’s interests with our success, by linking compensation and performance, based on the attainment of both our goals and individual goals and by including long-term equity incentives;

•	increase our revenue, increase our profitability, and accordingly increase stockholder value;

•	foster an environment of teamwork and shared success among executives and the entire NetScout workforce; and

•	reward effective management of financial and operational risk.

Compensation Philosophy

The Compensation Committee reviews our compensation program, including elements of compensation, the mix of long-term versus short-term compensation and cash versus equity compensation, over the course of several meetings each year to evaluate whether the program supports our long-term goals. The Compensation Committee considers our past financial performance and future goals, individual performance and experience, and overall compensation levels when making compensation decisions. In addition, the Compensation Committee uses the following principles to guide its decisions regarding Named Executive Officer compensation.

Pay for Performance

Total compensation should reflect a “pay for performance” philosophy in which a substantial portion of each Named Executive Officer’s compensation should be tied to the achievement of performance objectives of both NetScout and the individual. Cash compensation for our Named Executive Officers is heavily weighted toward short-term incentive bonus awards, which in turn are dependent in part upon achievement of Company-wide earnings and revenue targets. Past performance by each Named Executive Officer is considered in determining the size of annual grants of long-term incentive equity awards.

Alignment with Stockholders’ Interests	Total compensation levels should include a component that reflects our overall performance through the use of equity-based awards in order to align Named Executive Officer and stockholder interests.

Internal Parity

To the extent practicable, and based on individual performance and position, base salaries and short- and long-term incentive targets for similarly-situated Named Executive Officers within NetScout should be comparable to avoid divisiveness and encourage teamwork, collaboration, and a cooperative working environment.

External Competitiveness

Named Executive Officers’ total compensation should be competitive with peer companies so that we can attract and retain high performing key executive talent. To achieve this goal within market ranges, our Compensation Committee periodically reviews the compensation practices of other companies in our peer group, as discussed in the “Use of Third Party Data/Peer Group” section below.

Elements of Our Executive Compensation Program

Compensation for our Named Executive Officers currently consists of three principal elements that are designed to achieve our compensation objectives and reward performance in a simple and straightforward manner: base salaries, annual performance-based cash bonuses, and long-term equity awards. The purpose and key characteristics of each of these elements are summarized below.

Element	Purpose	Key Characteristics
Base Salary

•   Provides a fixed level of compensation for performing the essential day-to-day elements of the job

•   Reflects each executive officer’s qualifications, experience, and responsibilities compared to executives at similar companies

•   Gives executives a degree of certainty in light of having a majority of their compensation at risk

•   Established near the beginning of each fiscal year and generally set below the median percentage offered to similarly-situated executives in our peer group, consistent with our compensation philosophy of pay for performance

•   Compensation Committee determines base salary levels for Named Executive Officers, and makes recommendations to the Board in the case of our Chief Executive Officer, whose base salary may not be reduced below $300,000 without his consent under the terms of his employment agreement

•   For executive officers other than our Chief Executive Officer, typically determined after considering the evaluations and recommendations made by our Chief Executive Officer, who applies his own judgment in making recommendations after reviewing our performance, the performance of each executive officer against corporate and individual goals, the executive’s career with the Company, the amounts of current and long-term compensation, and special circumstances such as strategic alliances or acquisitions

Annual Cash Incentive	• Intended to motivate executives to achieve both financial operating goals and individual performance goals, which may include financial and non-financial objectives	• Target amounts generally established shortly after the start of each fiscal year, and, consistent with our pay for performance approach, is intended to be at or slightly

Element	Purpose	Key Characteristics

above the median percentage offered to similarly- situated executives in our peer group, which, upon achievement, makes total compensation comparable to compensation paid to executives at similar companies

•   Corporate performance goals generally consist of Board-approved non-GAAP EPS and non-GAAP revenue targets

•   Executive officers are eligible for bonuses only after NetScout meets or exceeds a Company-wide EPS target, except for Mr. Downing, our SVP Worldwide Sales, whose short-term cash incentive compensation consists of both commissions based on sales and a bonus component

•   If NetScout meets or exceeds the threshold target, as described further below, executive officer bonuses are then determined based on attainment of individual goals, contribution to the Company-wide goals, including revenue, and other criteria as may be determined by the Compensation Committee, such as teamwork, ethical behavior, and adherence to our corporate values and policies

•   Paid annually shortly after the end of the fiscal year to which they relate

Long-Term Equity Incentives

•   Motivates executive officers to achieve our business objectives and manage risk by tying compensation to the performance of our common stock over the long term, which aligns the interests of management and stockholders

• Restricted stock unit awards generally vesting over four years; the ultimate value realized varies with our common stock price

Element	Purpose	Key Characteristics

•   Motivates our executive officers to remain with the Company by mitigating swings in incentive values during periods when market volatility impacts our stock price

•   Attracts highly qualified individuals who can contribute to our success

•   Generally granted to executive officers at their appointment and then annually, depending upon performance

•   Determined based on each executive’s past performance and internal guidelines, vesting schedules of previously granted equity awards, and the current stock price

•   The Compensation Committee also reviews, with the use of tally sheets, previous equity grants to executive officers and considers the level of outstanding awards as a factor in its determinations

•   To further our long term incentive goals, in 2010 the Compensation Committee approved a Stock Ownership Policy for certain executive officers and directors, as described in this proxy statement under “Stock Ownership Policy”

Other Compensation	• Provides benefits that promote employee health and welfare, which assists in attracting and retaining our executive officers

•   Provides benefits that are common and appropriate for similarly-situated executives of public companies, including health insurance and our 401(k) Plan

•   Executive officers are also eligible for life insurance policies that provide for three times cash compensation (salary and bonus) up to a $1.5 million cap with evidence of insurability, which differs from the two times salary and bonus and $750,000 cap available to non-sales employees and two times salary and commission and $750,000 cap available to sales employees. Mr. Singhal is entitled to other benefits discussed below

Executive Compensation Review and Process

General

The Compensation Committee meets at least four times annually to coincide with regularly scheduled Board meetings and usually holds additional meetings during the year. The Compensation Committee met nine times during the fiscal year ended March 31, 2016. Each year, the Committee reviews compensation objectives and practices in connection with the annual review and approval of executive officer compensation. The Compensation Committee exercises complete discretion and has ultimate authority with respect to executive compensation matters, except in the case of the compensation of the Chief Executive Officer, which is approved by the full Board after receiving a recommendation from the Compensation Committee.

Role of Senior Management

The Compensation Committee views the compensation determination process as an important opportunity to engage in strategic discussions with the Chief Executive Officer on the appropriate factors and criteria that should be focused on for the attainment of long-term stockholder value. Our Chief Executive Officer often participates in discussions and deliberations regarding the compensation of our executive officers, and he provides recommendations with respect to such executives. The other executives do not play a role in determining their compensation, other than in discussing their performance with the Chief Executive Officer and the Chief Operating Officer, who makes his own recommendations to the Chief Executive Officer for the Chief Executive Officer’s consideration. The Chief Operating Officer has no role in determining his own compensation, other than providing the Chief Executive Officer with an assessment of his own performance. Our Chief Executive Officer is not present and does not participate in discussions or deliberations regarding his own compensation, performance, or objectives, whether at Compensation Committee or Board meetings.

Role of Compensation Consultants

In January 2015, our Compensation Committee again engaged Pearl Meyer & Partners, an independent compensation consulting firm, to assist with peer group analysis and to collect compensation information pertaining to executive compensation matters. The Compensation Committee determined that Pearl Meyer was free from conflicts of interest.

In January 2016, our Compensation Committee engaged Farient Advisors, an independent compensation consulting firm, to assist with peer group analysis and to collect compensation information pertaining to executive compensation matters. The Compensation Committee has determined that Farient Advisors is also free from conflicts of interest.

The Compensation Committee may continue to work with compensation consultants during fiscal year 2017 to analyze and consider modifications to our compensation practices.

Use of Third Party Data/Peer Group Data

The Compensation Committee determines and periodically reevaluates our peer group based on revenue, market capitalization, net income, number of employees, and similar industry/related technology. Additional factors over the past two years have included revenue growth over one and three years and total stockholder return over one and three years.

The Committee considers peer group data as one of several factors when examining and making decisions about officer compensation. The Compensation Committee believes the data are helpful but considers such information as part of a range of factors in determining appropriate compensation levels. Generally, the data are used to confirm that our executives are paid competitively. The comparison is intended to inform the Compensation Committee’s discussion, but it is not intended to determine compensation in any formulaic way. The Compensation Committee looks to the peer data to ensure that we are paying compensation that is reasonably aligned within our peer group companies.

Evaluation of Executive Performance

The Compensation Committee reviews annually, over a series of meetings, the performance and compensation of each of our executive officers. The Compensation Committee takes into account our financial performance and future expectations, individual performance and experience, and overall compensation levels. The Compensation Committee has not typically assigned specific weights, formulas, or rankings to these factors, but instead makes a determination based on consideration of all of these factors as well as the progress made with respect to our long-term goals and strategies, except that the Compensation Committee does place greater emphasis on the achievement of our overall corporate financial targets in making its determinations and considers those financial targets as shared objectives for all executives.

For those individual goals that are capable of direct measurement, the Compensation Committee considers the percentage of goal achievement taking into account developments during the year, including both internal and external factors affecting the Company. For goals that are qualitative in nature or do not lend themselves to financial or numerical measurement, the Compensation Committee relies primarily on its judgment, knowledge of the business, and information obtained through interactions with management throughout the year, recognizing that qualitative criteria can still be measured as having been achieved or not achieved.

Establishing Performance Goals

The corporate level performance goals and the individual performance goals are normally set shortly after the beginning of each fiscal year, although for fiscal year 2016 the goals were set later in the year because of the timing of the Danaher acquisition – a transformative transaction that was completed in July 2015. Discussions of next year’s goals typically begin during the fourth quarter of the current fiscal year, in conjunction with management’s development of proposed strategic and operating plans and budget for the next fiscal year. The Compensation Committee endeavors to establish goals for executive officers consistent with NetScout’s strategic plan, financial goals, and operating budget for the year. Accordingly, the Compensation Committee generally has the expectation that achievement will be difficult though not impossible.

With respect to specific corporate goals, there is a pre-established threshold goal, which is typically a non-GAAP EPS target, which we must achieve before any bonus payment is made for the fiscal year. Next, the Compensation Committee considers achievement of a non-GAAP revenue target. The Compensation Committee does not assign specific weights or formulas to these goals.

In addition, the Chief Executive Officer works with each executive officer to establish individual annual performance goals and then presents proposed goals for each executive officer to the Compensation Committee for review and evaluation. The Compensation Committee or the Board provides advice and comments on the individual executive goals and approves the goals with any requested changes. Individual executive performance goals are not established or scored in as rigid a manner as the overall corporate level performance goals. The Compensation Committee believes that the Chief Executive Officer is in the best position to evaluate the day to day performance of the executives who report to him and to the Chief Operating Officer, and the Compensation Committee believes that deference to the Chief Executive Officer’s evaluation of such executives and his related recommendations is generally appropriate.

The Compensation Committee makes a determination of each executive’s compensation based on consideration of all of these factors as well as the progress made with respect to our long-term goals and strategies.

Fiscal 2016 Compensation Decisions

Peer Group

At the beginning of fiscal year 2016, our Compensation Committee reviewed compensation data for a group of small companies and for a group of larger companies, similar to prior years, because, before the acquisition of the Danaher Communications Business, we competed with both groups for employees and because, at that time, there were few direct comparison companies at our then-current size.

When the peer group below was selected, the selection criteria included similar industry/related technology and company size, as measured by annual revenue, market capitalization, revenue growth over one and three years and total stockholder return over one and three years. Those peer companies include the companies listed below, divided into companies that were smaller than NetScout based on revenue, net income, and number of employees and companies that were larger than NetScout based on the same criteria. The revenue and market capitalizations of all peer group companies generally fit within a range of one-third to three times that of NetScout (at the time).

Small Peer Group	Large Peer Group
Accelrys, Inc.	CommVault Systems, Inc.
Broadsoft, Inc.	Ixia
Bottomline Technologies (de), Inc.	MicroStrategy, Inc.
Interactive Intelligence Group, Inc.	Pegasystems, Inc.
SolarWinds, Inc.	Riverbed Technology, Inc.
Sonus Networks, Inc.	TIBCO Software, Inc.
Synchronoss Technologies, Inc.	Tyler Technologies, Inc.

As has been the case in prior years, the Compensation Committee reviewed for fiscal year 2016 the peer group data and third-party survey data regarding executive compensation. The information confirmed that overall compensation for NetScout’s executive officers at full plan achievement was generally competitive with that paid to executive officers at similar Companies, with an emphasis on target bonus opportunities that if realized result in competitive compensation but if not would result in compensation below market median. However, the Compensation Committee believes that this data became less meaningful as the fiscal year progressed due to the completion of the acquisition. Accordingly, the Compensation Commission intends to review and potentially adjust the peer group to be more reflective of our current size.

Survey Data

In determining executive compensation for fiscal year 2016, the Compensation Committee also referred to blended survey information for high-tech companies headquartered in the United States with revenue of approximately $1.5 billion and an organizational structure similar to NetScout’s.

Base Salaries and Target Bonus Percentages

None of our Named Executive Officers were granted base salary increases or target bonus percentage increases for fiscal year 2016.

Corporate Performance Goals and Achievement

For fiscal year 2016, the Compensation Committee established an annual threshold non-GAAP EPS target of $1.89/share. As described above, the threshold target must first be achieved before any bonus payment could be made for fiscal year 2016. The Compensation Committee next determined the non-GAAP revenue target, which was annual non-GAAP revenue of $1.075 billion. The Compensation Committee did not assign specific weights or formulas to these goals.

For fiscal year 2016, we exceeded the threshold non-GAAP EPS target with an actual non-GAAP EPS of $1.91. We approached but did not meet the non-GAAP revenue target because actual annual non-GAAP revenue was $1.024 billion.

Individual Performance Achievement

The following lists the fiscal year 2016 individual performance goals for each of our Named Executive Officers. Except as provided below, the Compensation Committee determined the goals were largely achieved for each Named Executive Officer, and the Board determined was achieved for our Chief Executive Officer, with the understanding that all Named Executive Officers also shared the corporate-wide financial goals. For all Named Executive Officers, the Compensation Committee also considered the ongoing development and execution of our long-term growth strategy, which included the transformative Danaher acquisition, and ongoing leadership throughout the acquisition and integration process to advance the transaction to a successful conclusion in July 2015 while achieving key near-term strategic, financial and operational objectives, as altered or deferred in some cases by the acquisition.

Anil Singhal, CEO

•	Developed and presented to the Board a five year strategic plan and continued to educate and inform the Board on our strategic objectives, competitive threats, and other industry developments.

•	Finalized communication strategy for all key audiences: investors, customers and employees.

•	Developed go-to-market strategy and roll-out plan in time for launch in fiscal year 2017 for all business units, with close cooperation from business unit leaders.

Michael Szabados (COO)

•	Met key integration milestones related to FNET products manufactured and sold through NetScout systems.

•	Exited all core transitional services agreements with Danaher by the beginning of the fourth fiscal quarter, except to the extent related to IT infrastructure.

•	Completed employee transfer of all acquired employees to NetScout and harmonized major employee facing policies and platforms while retaining key talent.

•	Developed long-term infrastructure and corporate organization plan and presented it to the Board.

John Downing (SVP Worldwide Sales)

•	Finalized integration of sales organization and compensation plans to launch in fiscal year 2017.

•	Ensured expense targets were met within 3% of budget.

Mr. Downing’s individual performance goals also included achieving or exceeding specified but undisclosed percentage growth in service provider and enterprise market segments combined. This goal was not met for fiscal year 2016, largely due to the Danaher acquisition and related integration efforts.

Jean Bua (CFO)

•	Enhanced strategies for equity market messaging including appropriate comparables and shareholder targeting.

•	Enhanced and adapted financial policies and capital allocation priorities as appropriate based on our new size, and developed an internal capital allocation process to review, and approve and control capital expenditures for implementation in fiscal year 2017.

•	Developed a global capital efficiency strategy for presentation to the Board of Directors.

•	Designed a tax organization to support global tax strategy execution, reporting and compliance.

Bonus Amounts

In determining the bonus amounts for executive officers, the Compensation Committee considered our financial performance and each officer’s non-financial individual leadership, contributions toward completion of the Danaher acquisition and post-closing integration efforts, ongoing development and execution of our strategy, non-financial individual goal achievement, experience, and responsibility and determined that each Named Executive Officer should receive 120% of his or her total eligible bonus. The total bonus amounts for all Named

Executive Officers are provided in the Summary Compensation Table. In the case of Mr. Downing, the information presented in the “Non-Equity Incentive Plan Compensation” column consists includes both sales commissions and bonus.

The Compensation Committee believed this allocation was appropriate given the roughly comparable performances by such executive officers, mainly within a narrow range to avoid divisiveness and encourage teamwork, collaboration, and a cooperative working environment.

Equity Awards

During fiscal year 2016 the Committee approved restricted stock unit grants to the Named Executive Officers, including the Chief Executive Officer, in an amount equal to 140,000 shares in the aggregate. All grants were made pursuant to the 2007 Plan and vest 25% on the first anniversary of the date of grant with the balance vesting in equal increments annually over the following three years.

The fiscal year 2016 equity awards to the executive officers including the Chief Executive Officer were determined based on numerous factors including existing levels of stock ownership, previous equity grants, vesting schedules, current stock price, place in overall compensation mix, and effectiveness of different elements of compensation in achieving our compensation goals.

The Committee also referred to internal guidelines for equity grants to officers. The guidelines, developed with a review of peer company practices, survey data, and the Committee’s own assessment of reasonable grant amounts, are considered as just one part of the mix of information used to determine equity awards.

Based on the factors described above, the fiscal year 2016 equity awards for each Named Executive Officer, including Mr. Singhal, represented a percentage of the eligible equity amount provided by the guidelines (approximately the same percentage was used for each Named Executive Officer) and resulted in RSUs equal to the following shares of our common stock pursuant to our 2007 Plan.

Name	RSU Grant (shares)
Anil Singhal	50,000
Michael Szabados	30,000
Jean Bua	30,000
John W. Downing	30,000

The Compensation Committee believes that the foregoing annual grants were appropriate in furtherance of our philosophy that total executive compensation should be more heavily weighted toward long-term incentive compensation to ensure that the interests of our executives are aligned with those of our stockholders. In addition, the Compensation Committee felt it was important to ensure that Ms. Bua and Messrs. Szabados and Downing have a significant ongoing equity stake in NetScout so that each has appropriate incentives and has long-term interests that are aligned with those of our stockholders.

Other Benefits

NetScout also maintains various broad-based employee benefit plans. Executive officers participate in these plans on the same terms as eligible, non-executive employees, subject to legal limits on the amounts that may be contributed or paid to executive officers under these plans. One exception to this broad-based eligibility is that executive officers at the vice president level and above are eligible for life insurance policies that provide for three times cash compensation (salary and bonus) up to a $1.5 million cap with evidence of insurability, which differs from the two times salary and bonus and $750,000 cap available to non-sales employees and two times salary and commission and $750,000 cap available to sales employees.

We also offer a 401(k) plan that allows all U.S. employees to invest in a wide array of funds on a pre-tax basis. The 401(k) plan allows U.S. employees to put aside the lesser of 80% of their eligible compensation or $18,000 (or $24,000 for individuals at least 50 years of age) for calendar year 2015. NetScout matches 50% of each employee’s contribution up to 6% of such employee’s annual salary. The matching amount vests 25% per year over four years. After four years of service, the employee match is 100% vested. Employees in the U.S. are eligible to participate on the 401(k) plan on date of hire.

Under his current employment agreement, Mr. Singhal is entitled to the following benefits: disability insurance of no less than 100% of base salary, paid vacation, group life insurance not to exceed $1.5 million, and NetScout’s generally available medical, dental, and vision plans as well as any other benefits generally available to senior executives of NetScout. In addition, NetScout will reimburse Mr. Singhal for tax and estate planning and for leasing and maintaining a car. For 2016, for the Chief Executive Officer, the information presented in the “All Other Compensation” column of the Summary Compensation Table is largely composed of tax and estate planning expenses during the fiscal year.

Fiscal Year 2017 Compensation Decisions

Base Salary

For fiscal year 2017, the Compensation Committee, with respect to the Named Executive Officers other than the Chief Executive Officer, and the Board, with respect to the Chief Executive Officer, determined that base salaries for fiscal 2017 would remain the same, emphasizing our focus on pay for performance.

Fiscal 2017 Target Bonus Amount

We put great weigh toward executives’ short-term cash incentive compensation compared to base salary. For fiscal year 2017, the Compensation Committee, with respect to the Named Executive Officers other than the Chief Executive Officer, and the Board, with respect to the Chief Executive Officer, approved individual fiscal year 2017 target bonuses that were unchanged from the individual fiscal 2016 target bonuses. In order for our Named Executive Officers to be awarded a bonus for fiscal year 2017, the Company must meet a pre-established threshold non-GAAP EPS target, which the Company must achieve before any bonus payment is made for the fiscal year. Next, the Compensation Committee considers achievement of a non-GAAP revenue target. For fiscal year 2017, the Company’s non-GAAP EPS target for executive compensation purposes is $1.98 per share, which equals the mid-point of the non-GAAP EPS guidance and the non-GAAP revenue target is $1.225 billion, which equals the mid-point of our non-GAAP revenue guidance. In order for our Named Executive Officers to be eligible for a bonus equal to 100% of target, we must achieve at least the non-GAAP EPS target. Each executive explicitly shares the non-GAAP revenue and EPS objectives. If we meet or exceed the company-wide performance targets, the Named Executive Officers’ bonus amounts will be based upon the attainment of the individual goals discussed below:

Anil Singhal, CEO

•	Complete the initial phase of integrating Adaptive Service Intelligence™ with Tektronix Communications’ and Arbor Networks’ go-forward product platforms.

•	Educate our investors about the Company’s alignment with key IT technology trends, including cloud and big data.

•	Achieve company-wide gross margin improvement of a specified but undisclosed percentage.

•	Develop and deploy a combined go-to-market strategy between the service assurance and cyber assurance business.

Michael Szabados (COO)

•	Complete business process and system integration within the service assurance business units by the first quarter of fiscal year 2018.

•	Identify and retain key talent as measured by turnover below a specified but undisclosed percentage.

•	Increase market visibility and brand recognition in the Enterprise Service Assurance segment as measured by a specified but undisclosed percentage increase in our Share of Voice by the end of fiscal year 2017.

John Downing (SVP Worldwide Sales)

•	Achieve a pre-established bookings target amount in the service assurance market segment resulting in pre-established revenue target.

•	Ensure expense targets are met within 3% of budget.

•	Establish a go to market approach to leverage synergies between cyber and service assurance.

Jean Bua (CFO)

•	Lead the finance team’s efforts to spearhead the second phase of the Tektronics Communications integration, which focuses on the long term design of the workflows as well as identifying and implementing improvements to enhance efficiency and accuracy for fiscal year 2017.

•	Continue the design and implementation phase of the global capital efficiency strategies, and present the plan to the Board in the third quarter of fiscal year 2017.

•	Analyze and propose a global real estate strategy and obtain approval from our Chief Executive Officer by the end of the third quarter of fiscal year 2017.

Post-Termination Compensation

Mr. Singhal’s employment agreement provides that if any of the following three events occur (1) NetScout terminates Mr. Singhal’s employment for any reason other than due cause (as defined in the agreement), (2) Mr. Singhal terminates his employment for any reason at any time following the consummation of a sale of NetScout, or (3) upon the death or disability of Mr. Singhal, then Mr. Singhal, or his estate, is entitled to receive in a lump sum, a payment equal to the net present value of $16,208 per month for a period of seven years. If Mr. Singhal terminates his employment with NetScout for any reason prior to the consummation of a sale of NetScout, he is entitled to such lump sum payment for the period for which his severance benefits have vested (not to exceed seven years). Mr. Singhal will also receive continued health and dental benefits during such period. Mr. Singhal’s severance benefits, including health and dental benefits, are fully vested, and we have projected its future payments for this unfunded obligation at approximately $1.6 million in the aggregate. Mr. Singhal’s employment agreement was amended in May 2012 to update certain provisions with respect to the application of Section 409A of the Internal Revenue Code of 1986, as amended, or the Code, but such amendment did not affect any of the provisions described above.

In May 2012, NetScout entered into amended and restated severance agreements with its Named Executive Officers, other than its Chief Executive Officer. These agreements are intended to help NetScout retain key executives and to reinforce the continued attention and dedication of management in event of a change of control and to provide protection so that such executives can act in the best interests of NetScout without distraction. For each of the Named Executive Officers, the amended and restated severance agreements provide certain payments in the event that such officer is terminated without cause (as defined in the applicable agreement) or resigns for good reason (as defined in the applicable agreement) at any time prior to a change in control of NetScout (as defined in the applicable agreement) or within one year thereafter. In such event, such officer will receive 12 months of his or her then current salary, and, if such termination occurs after a change of control, such officer will also receive a prorated amount of his maximum annual target bonus, based on the months elapsed in such year that in any event will not be less than 50% of his or her maximum annual target bonus and accelerated vesting of any outstanding unvested equity awards under the 2007 Plan, or any successor thereto, that would have vested or become exercisable within one year of such termination. In January 2015, the Board approved amendments to such severance agreements to clarify that the acquisition of the Danaher Communications Business would not constitute a change of control of NetScout (as defined in the applicable agreement).

With respect to the severance agreement with Mr. Downing, if such termination occurs after a change of control, such payments will also include accrued but unpaid sales commissions plus a prorated amount of his maximum target sales commissions (without double counting for previously paid commissions) that in any event will not be less than 50% of his maximum target sales commissions.

Each of the amended and restated severance agreements listed above contain a one year initial term with one year automatic renewal terms unless NetScout or the respective executive officer elects not to renew the agreement.

The agreements also contain forfeiture provisions requiring repayment of severance amounts if it is ultimately determined that the executive officer committed certain prohibited conduct while employed by NetScout or materially breached any of the officer’s agreements with NetScout.

Regulatory Requirements

Tax Deductibility of Executive Compensation

Under Section 162(m) of the Internal Revenue Code NetScout cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers. This deduction limit does not apply to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. While our Compensation Committee recognizes the potential benefit to NetScout’s financial performance of the full deductibility of compensation, our Compensation Committee believes that compensating our executive officers in ways that best promote NetScout’s corporate objectives are the more critical objective than fitting constraints imposed under Section 162(m).

Other Key Regulations Affecting Compensation Plans

Post-termination compensation is designed to minimize the effect of additional taxes imposed by Section 409A of the Code.

Management of Risk

Following review and discussion, the Compensation Committee believes that any risks arising from our compensation policies and practices for our employees will not have a material adverse effect on NetScout. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks. The considerations which led the Compensation Committee to this conclusion include the following:

•	We provide executives with a reasonable base salary. We believe these base salary levels mitigate risk-taking behavior by providing reasonable predictability in the level of income earned by each executive and alleviating pressure on executives to focus exclusively on stock price performance to the detriment of other important business metrics.

•	We use a mixture of compensation elements that is intended to discourage short-term risk taking. Further, the executive team overall has a long tenure and significant experience, enabling it to deal with business cycles.

•	Short term incentives in the form of annual performance bonus payouts are generally established at 100% of the target amount, unless the Compensation Committee or the Board determines that extraordinary performance warrants a higher payout, a process that the Compensation Committee believes mitigates the likelihood that our executives will take excessive risks.

•	Equity incentive awards are generally granted annually and generally vest over four years, so executives have a significant amount of unvested awards that could decrease significantly in value if our business is not managed for the long-term. As noted, there are Stock Holding Guidelines designed to reinforce that long-term view.

•	We have a robust system of internal controls and a comprehensive compliance program, which includes extensive training of all employees, which we believe promotes a culture of ethical behavior and compliance, as well as an appropriate attitude toward risk-taking. The Compensation Committee retains discretion to adjust compensation based on adherence to our values and compliance with programs, among other things.

Report of Compensation Committee of the Board of Directors2

The Compensation Committee has reviewed the Compensation Discussion and Analysis portion of this proxy statement and discussed such section with management. Based on its review and discussions and its ongoing involvement with executive compensation matters, the Compensation Committee recommended to the Board that the CD&A portion of this proxy statement be included in NetScout’s proxy statement and incorporated into NetScout’s Annual Report on Form 10-K for the fiscal year ended March 31, 2016. This report is provided by the following independent directors, who comprise the Compensation Committee:

Joseph G. Hadzima, Chair

Victor A. DeMarines

Robert E. Donahue

Christopher Perretta

Compensation Committee Interlocks and Insider Participation

None of Messrs. Hadzima, DeMarines, Donahue or Perretta was, during the past fiscal year, an officer or employee of NetScout or any of our subsidiaries, was formerly an officer of NetScout or any of our subsidiaries, or had any relationship with us requiring disclosure herein. During the past fiscal year, none of our executive officers served as:

•	a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, of whose executive officers served on our Compensation Committee;

•	a director of another entity, one of whose executive officers served on our Compensation Committee; or

•	a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of our directors.

Transactions with Related Persons

We have a written policy with respect to “Related Persons Transactions.” Except as specifically provided below, all “Related Person Transactions” require approval or ratification by either our Audit Committee (provided that the transaction involves terms comparable to terms that could be obtained in an arms-length dealing with unrelated third parties), the majority of disinterested members of our Board, or, in the case of transactions that involve compensation, our Compensation Committee or our Board. Like other Company policies, our Policy with respect to Related Person Transactions is managed on a day to day basis by our management team, including our General Counsel, and to the extent necessary, related matters are discussed with our Board (or a committee thereof) or our outside counsel.

For NetScout, a “Related Person Transaction” is broadly defined as any transaction between NetScout and any Related Person (as defined below), including any transactions requiring disclosure under Item 404 of

[2]	The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Exchange Act, other than the Company’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Regulation S-K under the Exchange Act. A Related Party Transaction will require disclosure to our Audit Committee but will not require Audit Committee approval if (i) such transaction is available to all of our employees generally, (ii) if such transaction, when aggregated with any other similar transactions with such person during such fiscal year, involves less than $5,000 or (iii) such transaction is an ordinary course, commercial transaction with an entity in which a Related Person serves as an officer or director and such transaction is the result of arms-length negotiation not involving such Related Person.

A “Related Person” means:

i.	a director or executive officer of NetScout, as well as any nominee for director proposed to be elected at the next annual meeting of stockholders;

ii.	a stockholder owning in excess of five percent of NetScout (or its controlled affiliates);

iii.	an immediate family member of the persons listed in i and ii above (“immediate family” as defined under Item 404 of Regulation S-K under the Securities Exchange Act of 1934); or

iv.	an entity which someone listed in i, ii, or iii above has more than a 10% ownership interest or control of such entity.

Our Board has determined that our Audit Committee is generally best suited to review and approve Related Person Transactions. If Audit Committee approval is not practicable (because, for example, it involves terms that are not comparable to terms that could be obtained from an arms-length dealing with an unrelated third parties or because of logistical difficulties), or if a transaction involves compensation, such approval may be obtained as provided above. Such Related Person Transactions may be presented for approval or preliminarily entered into by our management subject to ratification by the applicable committee or our Board, provided that if ratification does not occur, our management is obliged to take all reasonable efforts to cancel or annul such transaction.

In determining whether or not to approve a Related Person Transaction, the applicable committee or our Board will also consider whether such transaction would affect the status of a member of our Board as an “independent director” as promulgated by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, any exchange upon which our securities are traded, or any governmental or regulatory body exercising authority over us. If the result of any such Related Person Transaction is that a majority of our Board would no longer be deemed to be “independent directors” then such transaction will not be approved. Other than as described in the following three paragraphs or under “Employment and Other Agreements” and “Post Termination Compensation” above, the Company is not party to any Related Person Transactions with respect to the fiscal year ended March 31, 2016.

The following describes relationships arising out of the acquisition of the communications business of Danaher Corporation (“Danaher Communications Business”), and the election of Mr. Lico to NetScout’s Board. On October 12, 2014, we entered into the Merger Agreement with Danaher, Potomac Holding LLC, a wholly-owned subsidiary of Danaher (“Newco”), RS Merger Sub I., Inc. and RS Merger Sub II, LLC. In addition, the Company, Danaher and Newco entered into a Separation and Distribution Agreement, dated as of October 12, 2014 (the “Distribution Agreement”), providing for the transfer by Danaher to Newco of certain assets and liabilities of the Danaher Communications Business, including Tektronix Communications, Arbor Networks and certain parts of Fluke Networks Enterprise, but excluding Danaher’s data communications cable installation business and its communication service provider (field and test tools systems) business. As used herein, the term “Transactions” refers to the transactions contemplated by the Merger Agreement, Distribution Agreement and any other documents referred to in or contemplated by the Merger Agreement and the Distribution Agreement.

On July 14, 2015, the Transactions were consummated pursuant to the Merger Agreement and the Distribution Agreement. Pursuant to the Merger Agreement, each issued and outstanding Newco common unit was converted into the right to receive one share of NetScout common stock and the Danaher Communications Business became a subsidiary of NetScout. We issued approximately 62,500,000 shares of its common stock to the former holders of Newco common units, together with cash in lieu of fractional shares.

In connection with the Transactions, James A. Lico was elected to NetScout’s board of directors as a Class I director, and, pursuant to the Merger Agreement was nominated for re-election, and was re-elected, at the 2015 Annual Meeting. At the time of the Transactions, Mr. Lico was the Executive Vice President of Danaher and a holder of Danaher common stock. In connection with the Transactions, we entered into or assumed obligations under various ancillary agreements with Danaher, including a Commercial Lease Agreement and Transition Services Agreement. Under the Commercial Lease Agreement, in addition to paying all costs and expenses relating to the premises, the Company is obligated to pay Danaher or one of its subsidiaries base rent during the first two lease years of $984,000 per annum and during the third lease year, of $3,000,000 per annum. The Transition Services Agreement provides for payment for services on a schedule-by-schedule basis, and the terms and costs of such services vary. Mr. Lico is the founding President and CEO of Fortive Corporation, which was spun out of Danaher in July 2016. In connection with this spin out, the Transition Services Agreement was amended to, among other things, assign Danaher’s rights, duties, obligations and liabilities under the Transition Services Agreement to Fluke Corporation, a subsidiary of Fortive Corporation.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our common stock, or collectively, Reporting Persons, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Such persons are required by SEC regulations to furnish us with copies of all such filings. Based on our review of the copies of such filings received by us with respect to the fiscal year ended March 31, 2016 and written representations from certain Reporting Persons, we believe that all Section 16(a) filing requirements were complied with on a timely basis during the fiscal year ended March 31, 2016.

AUDITORS FEES AND SERVICES

The following sets forth the aggregate fees billed to us by our independent registered public accounting firm during the fiscal years ended March 31, 2016 and 2015:

Audit Fees

Fees for audit services were approximately $2,909,982 and $740,526 for the fiscal years ended March 31, 2016 and 2015, respectively, including fees associated with the integrated audit of the consolidated financial statements included in our Annual Report on Form 10-K, the reviews of our Quarterly Reports on Form 10-Q, and statutory audits required of our foreign subsidiaries.

Audit-Related Fees

Fees for audit-related services were approximately $247,285 and $501,893 for the fiscal years ended March 31, 2016 and 2015, respectively, including fees associated with services related to review of accounting for significant transactions.

Tax Fees

Total fees for tax services were approximately $94,972 and $92,520 for the fiscal years ended March 31, 2016 and 2015, respectively, consisting of tax compliance and preparation fees and other domestic and international tax advisory services.

All Other Fees

Total all other fees were approximately $2,756 and $1,123,650 for the fiscal years ended March 31, 2016 and March 31, 2015, respectively, consisting of fees related to accounting due diligence, training and research services.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

Our Audit Committee has implemented procedures under our Audit Committee Pre-Approval Policy for Audit and Non-Audit Services, or the Pre-Approval Policy, to ensure that all audit and permitted non-audit services provided to us are pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of our independent registered public accounting firm for specific audit and non-audit services within approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by our Audit Committee before it may be provided by our independent registered public accounting firm. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by our Audit Committee. All of the audit-related, tax, and all other services provided by our independent registered public accounting firm in fiscal years 2016 and 2015 were approved by the Audit Committee by means of specific pre-approvals or pursuant to the procedures contained in the Pre-Approval Policy. All non-audit services provided in fiscal years 2016 and 2015 were reviewed with our Audit Committee, which concluded that the provision of such services by our independent registered public accounting firm was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

EXPENSES AND SOLICITATION

We will bear the cost of solicitation of proxies, and, in addition to soliciting stockholders by mail through our regular employees, we may request banks, brokers, and other custodians, nominees, and fiduciaries to solicit their customers who have our stock registered in the names of a nominee, and, if so, will reimburse such banks, brokers, and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket costs. Solicitation by our officers and employees may also be made of some stockholders in person or by mail, telephone, or telegraph following the original solicitation. We may retain a proxy solicitation firm to assist in the solicitation of proxies. We will bear all reasonable solicitation fees and expenses if such a proxy solicitation firm is retained.

Appendix A

CERTIFICATE OF AMENDMENT

OF

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NETSCOUT SYSTEMS, INC.

NetScout Systems, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:

FIRST: The name of the Corporation is NetScout Systems, Inc.

SECOND: The date on which the original Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is April 21, 1993, under the Corporation’s previous name, Frontier Software Development, Inc. The Corporation’s Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 17, 1999.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending the first paragraph of Article FOURTH of its Third Amended and Restated Certificate of Incorporation to read in its entirety as follows:

“The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 305,000,000 shares, consisting of 300,000,000 shares of Common Stock with a par value of $.001 per share (the “Common Stock”) and 5,000,000 shares of Preferred Stock with a par value of $.001 per share (the “Preferred Stock”).”

FOURTH: This Certificate of Amendment to the Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly adopted and approved in accordance with the provisions of Section 242 of the General Corporate Law of the State of Delaware at the annual meeting of the stockholders of the Corporation.

FIFTH: The Certificate of Amendment shall be deemed effective upon the date it is filed with the Secretary of State of the State of Delaware.

* * * * * * *

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, NetScout Systems, Inc. has caused this Certificate of Amendment to be signed by its duly authorized officer as of this     day of                     , 2016.

NETSCOUT SYSTEMS, INC.

By:
Name:	Anil K. Singhal
Title:	President and Chief Executive Officer

SAMPLE

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., ET, on September 19, 2016.

Vote by Internet
• Go to www.www.envisionreports.com/NTCT • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS AND FOR PROPOSALS 2, 3 and 4.

1.	To elect three Class II directors nominated by our Board to the Board of Directors to serve until the 2019 Annual Meeting of Stockholders or until their successors are duly elected and qualified.	+

	For	Withhold		For	Withhold		For	Withhold
01 - Anil K. Singhal	☐	☐	02 - John R. Egan	☐	☐	03 - Robert E. Donahue	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	To approve an amendment to our Third Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock from 150,000,000 to 300,000,000 shares.	☐	☐	☐	3.	To ratify the selection of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2017.	☐	☐	☐

4.	To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the proxy statement in accordance with Securities and Exchange Commission rules.	☐	☐	☐	5.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

(Please sign exactly as your name appears hereon. If signing as attorney, executor, trustee or guardian, please give your full title as such. If stock is held jointly, each owner should sign. Please read reverse side before signing.) PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

02EI8C

SAMPLE

Important notice regarding the Internet availability of proxy materials for the

Annual Meeting of Stockholders. The Proxy Statement and the 2016 Annual

Report to Stockholders are available at: www.edocumentview.com/NTCT

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — NETSCOUT SYSTEMS, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

SEPTEMBER 20, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Anil K. Singhal and Jean Bua, and each of them, proxies, with full power of substitution, to vote all shares of common stock of NetScout Systems, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Tuesday, September 20, 2016, at 10:00 a.m. local time, at NetScout Systems Inc., 310 Littleton Road, Westford, Massachusetts, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated July 28, 2016, a copy of which has been received by the undersigned.

(Continued and to be marked, dated and signed, on the other side)

SAMPLE

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS AND FOR PROPOSALS 2, 3 and 4.

1.	To elect three Class II directors nominated by our Board to the Board of Directors to serve until the 2019 Annual Meeting of Stockholders or until their successors are duly elected and qualified.	+

	For	Withhold		For	Withhold		For	Withhold
01 - Anil K. Singhal	☐	☐	02 - John R. Egan	☐	☐	03 - Robert E. Donahue	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	To approve an amendment to our Third Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock from 150,000,000 to 300,000,000 shares.	☐	☐	☐	3.	To ratify the selection of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2017.	☐	☐	☐

4.	To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the proxy statement in accordance with Securities and Exchange Commission rules.	☐	☐	☐	5.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

(Please sign exactly as your name appears hereon. If signing as attorney, executor, trustee or guardian, please give your full title as such. If stock is held jointly, each owner should sign. Please read reverse side before signing.) PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

02EIAC

SAMPLE

Important notice regarding the Internet availability of proxy materials for the

Annual Meeting of Stockholders. The Proxy Statement and the 2016 Annual

Report to Stockholders are available at: www.edocumentview.com/NTCT

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

Proxy — NETSCOUT SYSTEMS, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

SEPTEMBER 20, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Anil K. Singhal and Jean Bua, and each of them, proxies, with full power of substitution, to vote all shares of common stock of NetScout Systems, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Tuesday, September 20, 2016, at 10:00 a.m. local time, at NetScout Systems Inc., 310 Littleton Road, Westford, Massachusetts, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated July 28, 2016, a copy of which has been received by the undersigned.

(Continued and to be marked, dated and signed, on the other side)